Exhibit 10.239

PURCHASE AGREEMENT
among
AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.
ENDO HEALTH SOLUTIONS INC.,
and
BOSTON SCIENTIFIC CORPORATION,
dated as of
MARCH 2, 2015

Exhibit 10.239

i

Exhibit 10.239

Exhibit 10.239

Exhibit 10.239

ARTICLE VIII

TERMINATION

SECTION 8.01	Termination	108
SECTION 8.02	Effect of Termination	109

ARTICLE IX

MISCELLANEOUS
SECTION 9.01	Expenses	109
SECTION 9.02	Notices	109
SECTION 9.03	Interpretation	111
SECTION 9.04	Joint and Several Liability	111
SECTION 9.05	Headings	111
SECTION 9.06	Severability	111
SECTION 9.07	Entire Agreement	112
SECTION 9.08	Successors and Assigns	112
SECTION 9.09	Third-Party Beneficiaries	112
SECTION 9.10	Amendment and Modification; Waiver	112
SECTION 9.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	112
SECTION 9.12	Specific Performance	113
SECTION 9.13	Counterparts	114
SECTION 9.14	Sellers' Representative	114
SECTION 9.15	Non-Recourse	115

Exhibits
Exhibit A	Accounting Principles
Exhibit B	Form of Preferred Stock Purchase Agreement
Exhibit C	Form of Preferred Stock Security Agreement
Exhibit D	Form of AMS Transition Services Agreement
Exhibit E	Form of Reverse Transition Services Agreement
Exhibit F	Form of Seller Transition Services Agreement
Exhibit G	Form of Intellectual Property Rights Agreement
Exhibit H	Form of Contract Manufacturing Agreement

Exhibit 10.239

PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement”), dated as of March 2, 2015, is entered into by and among American Medical Systems Holdings Inc., a Delaware corporation (“AMS Seller”), Endo Health Solutions Inc., a Delaware corporation (the “Foreign Sub Seller,” or, together with AMS Seller, the “Sellers”), and Boston Scientific Corporation, a Delaware corporation (“Purchaser”).
RECITALS
WHEREAS, AMS Seller, a wholly owned indirect Subsidiary (as defined below) of Endo International plc, owns all of the issued and outstanding membership interests (the “AMS Interests”) of American Medical Systems, LLC, a Delaware limited liability company, f/k/a American Medical Systems, Inc. (“AMS”);
WHEREAS, AMS Seller has transferred, or shall transfer prior to the Closing, all of the issued and outstanding shares (collectively, the “Foreign Sub Shares” or, collectively with the AMS Interests, the “Interests”) of common stock of each of AMS-American Medical Systems do Brasil Produtos Urlogicos e Ginecologicos Ltda, a limited liability company incorporated under the laws of Brazil (“AMS Brazil”), American Medical Systems Canada Inc., a corporation organized under the laws of Canada (“AMS Canada”), American Medical Systems Luxembourg S.à.r.l, a private limited liability company incorporated under the laws of Luxembourg (“AMS Lux”) and American Medical Systems Australia Pty. Ltd., a proprietary limited company incorporated under the Corporation Law of Victoria, Australia having Australian Company Number 084 063 178 (“AMS Australia” or, collectively with AMS Brazil, AMS Canada and AMS Lux, the “Foreign Subs”; or the Foreign Subs collectively with AMS, the “Companies”) to Foreign Sub Seller, an indirect wholly owned Subsidiary of Endo International plc; and
WHEREAS, upon the terms and subject to the conditions set forth herein, Sellers desire to sell, assign, transfer, convey and deliver to Purchaser, and certain of its Affiliates, and Purchaser and certain of its Affiliates, desire to purchase, acquire and accept from Sellers, the Interests.
NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Exhibit 10.239

ARTICLE I
DEFINITIONS
SECTION 1.01    Certain Definitions. For purposes of this Agreement, unless the context requires otherwise, the following terms shall have the following meanings:
“Accounting Principles” means the principles and calculations set forth on Exhibit A.
“Action or Proceeding” means any action, suit, proceeding, investigation, inquiry, arbitration, Governmental Order, hearing, assessment with respect to fines or penalties, or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term “control” and its correlative forms “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, contract or otherwise.
“Ancillary Agreements” means the AMS Transition Services Agreement, the Reverse Transition Services Agreement, the Seller Transition Services Agreement, the Preferred Stock Purchase Agreement, the Preferred Stock Security Agreement, the Intellectual Property Rights Agreement and the Contract Manufacturing Agreement.
“Assumed Liabilities” means any and all Liabilities, whether arising before, on or after the Closing Date, to the extent relating to, resulting from or arising out of the present, past or future operation, conduct or actions of the Business, including Liabilities relating to Shared Contracts to the extent allocated to Purchaser pursuant to Section 5.28 but excluding any Liabilities of Sellers for Taxes related to the Business in respect of periods prior to the Closing Date.
“Business” means the business of developing, manufacturing, marketing, distributing, selling and servicing (as applicable) the Devices as conducted by the Companies or their Subsidiaries.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York or Boston, Massachusetts are authorized or required by Law to be closed for business.

Exhibit 10.239

“Business Employee” shall mean any employee of the Companies or any of their Subsidiaries or any Non-Company Business Employee listed on Section 1.1(a) of the Disclosure Schedules, which Section shall be revised prior to the Closing to include any employee hired by the Companies or any of their Subsidiaries prior to the Closing for performance of services to the Business in accordance with Section 5.01(a)(xviii).
“Business Intellectual Property” means all Company Intellectual Property and all Licensed Intellectual Property.
“Cash and Cash Equivalents” means, as of any date and time, with respect to the Companies and each of their Subsidiaries, all highly liquid investments with original maturities of less than 90 days when acquired, including cash, checks, money orders, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority held by the Companies or any of their Subsidiaries, determined in accordance with the Accounting Principles.
“Closing Time” means, in respect of the Companies and their Subsidiaries, 11:59 p.m., New York time, on the calendar day immediately preceding the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Restructuring” means the consummation of the transactions contemplated by Section 1.1(b) of the Disclosure Schedules.
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 4, 2013, between Purchaser and Foreign Sub Seller, as supplemented by the Clean Team Confidentiality Agreement Addendum, dated as of September 24, 2014 between Purchaser and Foreign Sub Seller.
“Contract” means any agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, purchase order, sales order, license, sublicense, insurance policy, benefit plan or other commitment, obligation or arrangement which is binding upon the Companies or any of their Subsidiaries.
“Current Assets” means, as of any date and time, the sum of all current assets and inventories of the Business, determined in accordance with the Accounting Principles; provided that Current Assets shall not include Cash and Cash Equivalents or income Taxes (current or deferred), Other Adjustments or intercompany accounts among the Companies or any of their Subsidiaries, on the one hand, and any Subsidiaries of the Companies, on the other hand.

Exhibit 10.239

“Current Liabilities” means, as of any date and time, the sum of all current Liabilities of the Business, determined in accordance with the Accounting Principles, provided that Current Liabilities shall not include any Liabilities for Indebtedness, any Liabilities for Transfer Taxes and income Taxes (current or deferred), any Liabilities for Other Adjustments or any Liabilities for intercompany accounts among the Companies and each of their Subsidiaries, on the one hand, and any Subsidiaries of the Companies, on the other hand.
“Data Room” shall mean that certain electronic data room for “Project Apollo” run by RR Donnelley at http://www.rrdvenue.com and maintained by the Sellers for purposes of facilitating the due diligence of Purchaser, other potential acquirors of the Companies and their respective Representatives with respect to the transactions contemplated by this Agreement.
“Determination” means a determination as defined in Section 1313(a) of the Code or any similar state, local or foreign Tax Law.
“Device” means any medical and surgical devices manufactured, marketed, developed, in development, sold and distributed by the Companies or their Subsidiaries (other than JetTouch™): (i) to diagnose and treat male pelvic disorders, including: AMS Ambicor™ Inflatable Penile Implant, AMS 700™ Inflatable Penile Implant, AMS Spectra™ Concealable Penile Implant, AdVance™ Male Sling System, Thermatrx™, InVance™ and Urolume™, (ii) for laser therapy, including: GreenLight™ Laser Therapy, StoneLight™, and Aura™, and (iii) for artificial sphincter control, including: AMS 800™ Urinary Control System, in each case, as well as any variations of such devices, past or present, including accessories for each of the foregoing.
“Earnout Amount” means an amount in cash equal to the amount determined pursuant to one, but only one, of the following clauses (i) through (ii): (i) if Net Sales for the Earnout Period are less than $500,000,000, zero Dollars; or (ii) otherwise, an amount equal to $50,000,000.
“Earnout Period” means the calendar year 2016.
“Employees” means those Business Employees employed by the Companies immediately prior to the Closing.
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, conditional sale agreement, retention agreement, easement, deed of trust, hypothecation, conditional sale, restrictive covenant or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, assessment, levy, charge or other encumbrance of any kind, collateral assignment or other lien of

Exhibit 10.239

any kind, in each case, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.
“Environmental Law” means any Law governing pollution or the protection of human health, natural resources or the environment, including those governing the handling, use, storage, treatment or disposal of, or exposure to, Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Excluded Assets” means any and all assets (i) primarily related to the Women’s Health Business, (ii) primarily related to the “Jet Touch” business, including the assets set forth on Section 1.1(c) of the Disclosure Schedules, and (iii) comprised of benefits, payments or other rights relating to Shared Contracts to the extent allocated to the Sellers pursuant to Section 5.28.
“Excluded Employees” means any employees of the Companies or their Subsidiaries other than the Business Employees.
“Excluded Liabilities” means any and all Liabilities, whether arising before, on or after the Closing Date, other than the Assumed Liabilities, (i) relating to, resulting from or arising out of the Excluded Assets, or (ii) relating to Shared Contracts to the extent allocated to the Sellers pursuant to Section 5.28.
“Final Purchase Price” means the Preliminary Purchase Price, plus any Net Adjustment Amount paid to Sellers pursuant to Section 2.03(d)(i), minus any Net Adjustment Amount paid to Purchaser pursuant to Section 2.03(d)(ii), plus the Earnout Amount (if any) paid to Sellers pursuant to Section 2.06.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“General Survival Date” means the date that is 15 months from the Closing Date.
“Governmental Authority” means any government or governmental, administrative or regulatory body thereof, whether federal, state, local, municipal, foreign, national or supranational, any agency or instrumentality thereof and any court, tribunal or judicial or arbitral body thereof.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award made, issued or entered into by or with any Governmental Authority.

Exhibit 10.239

“Hazardous Substance” means any substance, material or waste regulated as hazardous or toxic, or as a pollutant or contaminant, under any Environmental Law, including any asbestos, petroleum (including breakdown products and by-products thereof), poly-chlorinated biphenyls and radioactive materials.
“Healthcare Regulatory Authority” means any Governmental Authority that regulates or has jurisdiction over any Health Care Law.
“Indebtedness” means, as of any date and time, with respect to any Person, without duplication, including all accrued and unpaid interest thereon, premiums and penalties (such as breakage costs and prepayment or early termination penalties) or other amounts owing in respect of: (A) the principal of (1) such Person’s indebtedness, whether or not contingent, for borrowed money and (2) indebtedness of such Person evidenced by notes, debentures, bonds or other similar instruments; (B) all of such Person’s obligations, whether or not contingent, for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (C) all of such Person’s obligations under any lease that is required to be capitalized for financial reporting purposes under GAAP (with the amount of Indebtedness in respect of any such lease being the capitalized amount thereof that would appear on a balance sheet prepared in accordance with GAAP); (D) all of such Person’s obligations for the deferred purchase price of property or services to the extent such property was acquired, or such services were performed, prior to such date and time, (E) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) and (F) all obligations of the type referred to in clauses (A) through (E) above of other Persons for which such first Person or any of its Subsidiaries has guarantees directly or indirectly of such obligations or other arrangements having the effect of a guarantee, and (G) all Indebtedness referred to in clauses (A) through (E) above of other Persons secured by (or for which such other Person has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such first Person, even though such first Person has not assumed or become liable for the payment of such Indebtedness; provided that Indebtedness of such Person shall not include (i) Indebtedness with respect to which any such guarantee by such Person or security or Lien on the property of such Person shall be extinguished or released in full in connection with the occurrence of the Closing without payment of money by such Person after the Closing Time or (ii) any intercompany indebtedness, payables or receivables between or among such Person and any of its wholly owned subsidiaries.
“Knowledge of Purchaser” or any other similar knowledge qualification means the actual knowledge of those persons listed on Section 1.1(d) of the Disclosure Schedules after reasonable inquiry by each such person of such person’s direct reports.

Exhibit 10.239

“Knowledge of Sellers” or any other similar knowledge qualification means the actual knowledge of those persons listed on Section 1.1(e) of the Disclosure Schedules after reasonable inquiry by each such person of such person’s direct reports.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, assessment, adverse claim, levy, charge or other encumbrance of any kind, collateral assignment or other lien of any kind.
“Liabilities” means any and all Indebtedness, liabilities and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including those arising under any Law, Governmental Order or Action, and those arising under any Contract, commitment or undertaking.
“Licensed Intellectual Property” means all Intellectual Property licensed to AMS and its Affiliates pursuant to the Intellectual Property Rights Agreement.
“Losses” means any and all losses, damages, Liabilities, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees).
“Material Adverse Effect” means any change, event, development or circumstance that, individually or in the aggregate with other changes, events, developments or circumstances, (a) has had a material adverse effect, or would reasonably be expected to have a material adverse effect, on the business, operations, assets, results of operations or condition (financial or otherwise) of the Business, the Companies and their Subsidiaries taken as a whole or (b) materially and adversely affects the ability of Sellers to consummate the transactions contemplated by this Agreement or materially and adversely affects the ability of Sellers or their Affiliates to perform their respective obligations under the Ancillary Agreements prior to the Outside Date; provided that, any change, event, development or circumstance to the extent resulting from, relating to or arising out of the following shall not, in the case of clause (a) only, be taken into account in determining the existence of a Material Adverse Effect: (i) general economic conditions, including changes in (x) financial or credit market conditions or (y) interest rates or currency exchange rates used by the Business, in the U.S. or in any of the geographical areas in which the Business is conducted; (ii) conditions generally affecting any of the industries in which the Business operates; (iii) acts of God or other calamities, national or international political or social actions or conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;

Exhibit 10.239

(iv) changes in applicable Law or in GAAP or interpretations of either; (v) any failure to meet internal projections relating to the Business (provided that, to the extent not the subject of any of the foregoing clauses (i) through (iv) above or clauses (vi) through (ix) below, the underlying cause of any such failure to meet internal projections may be taken into account to determine whether a Material Adverse Effect has occurred); (vi) the execution, announcement or pendency of this Agreement and the other agreements contemplated hereby, including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the Business and including the impact of any of the foregoing on relationships with customers, suppliers, lenders, officers, employees or regulators and any suit, action or proceeding arising therefrom or in connection therewith (provided that nothing in this clause (vi) shall affect the rights of Purchaser in respect of the representations and warranties set forth in Section 3.04(c)); and (vii) any matter primarily related to, or if not primarily related to, to the extent related to, (1) any of the Excluded Assets or (2) any Excluded Liability; except in the cases of (i), (ii), (iii) and (iv) to the extent such change, event, development or circumstance, individually or in the aggregate, has a disproportionate effect on the Business, the Companies and their Subsidiaries taken as a whole, relative to other Persons operating in the same industries.
“Net Adjustment Amount” means (i) the amount by which Estimated Net Working Capital is less than Closing Net Working Capital as finally determined pursuant to Section 2.03(c) (“Final Net Working Capital”) (which amount will be deemed to be zero if Estimated Net Working Capital is greater than Final Net Working Capital), minus (ii) the amount by which Estimated Net Working Capital is greater than Final Net Working Capital (which amount will be deemed to be zero if Estimated Net Working Capital is less than Final Net Working Capital), plus (iii) the amount by which Estimated Cash is less than Closing Cash as finally determined pursuant to Section 2.03(c) (“Final Cash”) (which amount will be deemed to be zero if Estimated Cash is greater than Final Cash), minus (iv) the amount by which Estimated Cash is greater than Final Cash (which amount will be deemed to be zero if Estimated Cash is less than Final Cash), minus (v) the amount by which Estimated Indebtedness is less than Closing Indebtedness as finally determined pursuant to Section 2.03(c) (“Final Indebtedness”) (which amount will be deemed to be zero if Estimated Indebtedness is greater than Final Indebtedness), plus (vi) the amount by which Estimated Indebtedness is greater than Final Indebtedness (which amount will be deemed to be zero if Estimated Indebtedness is less than Final Indebtedness), minus (vii) the amount by which Estimated Other Adjustments is less than Closing Other Adjustments as finally determined pursuant to Section 2.03 (“Final Other Adjustments”) (which amount will be deemed to be zero if Estimated Other Adjustments is greater than Final Other Adjustments), plus (viii) the amount by which Estimated Other Adjustments is greater than Final Other Adjustments (which amount will be deemed to be zero if Estimated Other Adjustments is less than Final Other Adjustments).

Exhibit 10.239

“Net Sales” means, with respect to the Earnout Period, the gross amount invoiced by or on behalf of the Purchaser or its Affiliates, licensees or sublicensees for the Devices owned or held for use by the Business prior to the Closing sold to third parties other than licensees or sublicensees in bona fide, arm’s-length transactions, less the following deductions, without duplication, to the extent included in the gross invoiced sales price of such Devices or otherwise directly paid or incurred by the Purchaser, its affiliates, licensees or sublicensees acting on its behalf with respect to the sale of such Devices:
(1)normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Devices;
(2)    amounts repaid or credited by reasons of defects, recalls, returns, rebates and allowances of goods or because of retroactive price reductions specifically identifiable to such Devices;
(3)    chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale or dispensing of such Devices;
(4)    rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;
(5)    amounts payable resulting from governmental (or agency thereof) mandated rebate programs or chargeback programs;
(6)    tariffs, duties, excise, sales, value-added and other Taxes (other than Taxes based on income) and charges of Governmental Authorities;
(7)    cash discounts for timely payment;
(8)    rebates paid to wholesalers for inventory management programs;
(9)    amounts repaid or credited or provisions made for uncollectible amounts on previously sold Devices; and
(10)    required distribution commissions and fees (such as fees related to services provided pursuant to distribution service agreements with major wholesalers) payable to any third party providing distribution services to the Purchaser so long as such commissions and fees are consistent with the distribution commissions and fees payable in respect to other branded prescription products commercialized by the Business;

Exhibit 10.239

all as determined in accordance with the Business’ usual and customary accounting methods, which shall be in accordance with GAAP; or in accordance with International Financial Reporting Standards (“IFRS”), should Purchaser be required to, or elect to maintain records and books of accounts in accordance with IFRS. Sales from the Purchaser to its affiliates, licensees or sublicensees shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are charged to third parties shall not be deducted from the invoice price in the calculation of Net Sales. Further:
(w)    In the event that Purchaser or any of its Affiliates divests any Device to a third party prior to the last day of the Earnout Period, the Net Sales attributable to such Device for the Earnout Period shall be calculated as above from the commencement of the Earnout Period through the date of the consummation of such divestiture, divided by the number of days from the commencement of the Earnout Period through such date, multiplied by 366;
(x)    In the case of any sale or other disposal of a Device between or among the Business and its affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party;
(y)    In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Device is paid for, if paid for before shipment or invoice; and
(z)    In the case of any sale or other disposal for value, such as barter or counter-trade, of any Device, or part thereof, other than in an arm’s-length transaction exclusively for money and excluding any patient assistance programs, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of the Device in the country of sale or disposal.
“Net Working Capital” means Current Assets minus Current Liabilities. For illustrative purposes only, a calculation of Net Working Capital (assuming October 1, 2014 as the Closing Date) is set forth in Section 1.1(f) of the Disclosure Schedules.
“Non-Company Business Employee” shall mean any Business Employee who is not an employee of the Companies or any of their Subsidiaries immediately prior to the Closing, but performs services exclusively related to the Business and is listed on Section 1.1(a) of the Disclosure Schedules.
“Other Adjustments” means, as of any date and time, the aggregate amount of (i) all fees and expenses (whether or not yet invoiced) that have not been paid, incurred by or on behalf of,

Exhibit 10.239

or to be paid by, the Companies or their Subsidiaries in connection with the Sale Process or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby (other than with respect to any Transfer Taxes), including (A) all brokers’ or finders’ fees and (B) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, and relating to any “data rooms” including the Data Room (the fees and expenses described under this definition of Other Adjustments collectively, “Transaction Expenses”); (ii) the amounts payable under each Retention Agreement to the extent such amounts are payable by the Companies or one of their Subsidiaries and not reflected in Net Working Capital; and (iii) with respect to all fees and expenses paid or payable by Sellers or their Affiliates (including the Companies and their respective Subsidiaries) in connection with the Separation Activities, (A) if the aggregate amount of such fees and expenses do not exceed $15,000,000, such aggregate amount, (B) if the aggregate amount of such fees and expenses exceed $15,000,000 but do not exceed $25,000,000, the sum of $15,000,000 and 50% of the excess of such aggregate amount over $15,000,000 and (C) if the aggregate amount of such fees exceed $25,000,000, $20,000,000, in the case of clauses (A), (B) and (C) to the extent such amounts are payable by the Companies or one of their Subsidiaries following the Closing and not reflected in Net Working Capital.
“Permits” means all approvals, licenses, permits, authorizations and certificates issued by any Governmental Authority.
“Permitted Encumbrances” means each of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which none of the Companies or their Subsidiaries is otherwise subject to civil or criminal liability due to its existence: (i) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure public or statutory obligations of any kind; (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar Encumbrances which have arisen in the ordinary course of business securing obligations that (A) are not overdue for a period of more than 30 days and (B) are not in excess of $50,000 in the case of a single property or $250,000 in the aggregate at any time; (iii) Encumbrances approved by Purchaser; (iv) Encumbrances for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (v) requirements and restrictions of zoning, building and other Laws, rules and regulations; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (viii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (ix) Encumbrances which are not reasonably likely to materially impair the continued use of the asset or property to which they

Exhibit 10.239

relate, as used on the date hereof, or value thereof; (x) any state of facts which a current survey or inspection of the Owned Real Property would show (provided that such state of facts would not materially interfere with the conduct of the Companies’ business as it is presently conducted at such Owned Real Property and would not materially adversely affect the value thereof); and (xi) Encumbrances that are recorded in the real property records and affect title to any Owned Real Property (provided that such Encumbrances do not materially interfere with the conduct of the business of the Companies or their Subsidiaries as it is currently conducted at such Owned Real Property and would not materially adversely affect the value thereof).
“Person” means any individual, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, as well as any syndicate or group that would be deemed to be a person or group under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Post-Closing Straddle Period” means the portion of any Straddle Period beginning after the Closing Date.
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.
“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Preliminary Purchase Price” shall equal $1,600,000,000 (i) plus, if the Estimated Net Working Capital exceeds the Reference Net Working Capital by more than the Collar Amount, an amount equal to such excess, (ii) minus, if the Reference Net Working Capital exceeds the Estimated Net Working Capital by more than the Collar Amount, an amount equal to such excess, (iii) plus, the Estimated Cash, (iv) minus, the Estimated Indebtedness and (v) minus other Estimated Other Adjustments.
“Privilege” means all privileges that may be asserted under applicable Law including privileges arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges).
“Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting, or distribution of such software, or of

Exhibit 10.239

other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.
“Real Property” means the real property owned, leased or subleased by the Companies, together with all buildings, structures and facilities located thereon.
“Reference Net Working Capital” means $95,000,000.
“Release” means that term as so regulated under any Environmental Law, including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.
“Representative” means, with respect to a party, the controlled Affiliates, officers, directors, managers, employees, legal counsel, accountants, financial advisors, investment bankers, consultants and the other authorized agents, advisors and representatives of such party, in each case, acting in their capacity as such.
“Retention Agreement” means each retention, transaction bonus or change of control agreement entered into by the Companies or one of their Affiliates and an Employee prior to the Closing and set forth on Section 1.1(g) of the Disclosure Schedules.
“Sale Process” means the sale of the Business and all activities in connection therewith, including the solicitation of proposals from third parties and the consideration of, and actions taken in connection with, possible alternatives to some or all of the transactions contemplated by this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Separation Activities” means the separation of the Excluded Assets and Excluded Liabilities from the Business, including the implementation of the Company Restructuring, and the activities described in Section 5.08(d), Section 5.27 and Section 5.28.
“Stock Incentive Plans” mean the Sellers’ 2010 Stock Incentive Plan, 2007 Stock Incentive Plan, 2004 Stock Incentive Plan, 2000 Stock Incentive Plan and Assumed Stock Incentive Plan (each, as amended and restated).

Exhibit 10.239

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to a Person, a corporation, partnership, joint venture, association, limited liability company or other entity of which such Person owns, directly or indirectly, more than 50% of the outstanding voting stock or other ownership interests.
“Tax” or “Taxes” means all federal, state, county, local or foreign taxes, charges, duties, fees, levies, imposts or other similar assessments imposed by a Governmental Authority, including all income, gross receipts, value added, add-on, capital gains, capital stock, production, inventory, sales, use, ad valorem, transfer, stock transfer, real property transfer, franchise, profits, license, withholding, alternative minimum, payroll, customs, employment, excise, estimated, severance, stamp, registration, documentary, recording, occupation, property, withholding or other taxes duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, fines, or additional amounts imposed thereon by any Governmental Authority.
“Tax Authority” means a federal, state, local or foreign Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax, as the context requires.
“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information or any amendment of or supplement to any of the foregoing) with respect to Taxes that is required or permitted to be filed with any Tax Authority.
“Transfer Taxes” means any excise, sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Tax imposed by any Tax Authority, including any interest, addition to tax or penalties related thereto, incurred as a result of the sale of the Interests pursuant to this Agreement, provided that Transfer Taxes shall not include (i) any non-resident capital gains Taxes incurred as a result of the Sale of the Interests, or (ii) any Taxes (including any non-resident capital gains Taxes) incurred in connection with the separation of the Excluded Assets and Excluded Liabilities from the Business, including the implementation of the Company Restructuring, or the transfer of the Foreign Sub Shares by AMS Seller to Foreign Sub Seller.
“Transferred Books and Records” shall mean all current and historical books, records, files and documents in the possession of Sellers or their Affiliates, or for which Sellers or their Affiliates have the right to deliver, pertaining to the Devices or otherwise relating primarily to the Business, in whatever form kept, including electronic form; provided that Sellers may (1) retain a copy of (A) all such business and financial records, (B) any other books and records to

Exhibit 10.239

the extent necessary for reporting, regulatory, tax, accounting or litigation purposes and (C) Transferred Books and Records shall not include books or records to the extent of any applicable restrictions on transfer pursuant to applicable Law (including Laws regarding personally identifiable information), and (2) redact any information from such Transferred Books and Records not pertaining to the Devices or primarily related to the Business prior to the delivery of such Transferred Books and Records to Purchaser (provided that such redaction shall not impair any information pertaining to the Devices or primarily related to the Business contained in the Transferred Books and Records).
“Women’s Health Business” means the business of developing, manufacturing, marketing, distributing, selling and servicing (as applicable) medical and surgical devices to diagnose and treat female pelvic health disorders, including Women’s Health Devices; provided that the “Women’s Health Business” shall not include Devices.
“Women’s Health Device” means any pelvic mesh product(s) manufactured, marketed, developed, in development, sold and distributed by the Companies or their Subsidiaries for the treatment of women (other than JetTouch™), including: BioArc® SP System, BioArc® SP System with InteXen® LP, BioArc® TO System, BioArc® TO System with InteXen® LP, MiniArc® Single-Incision Sling System, MiniArc® Precise™ Single-Incision Sling System, MiniArc Pro™ Single Incision Sling System, Monarc® Subfascial Hammock, Monarc® C Subfascial Hammock, Monarc® + Subfascial Hammock, RetroArc™ Retropubic Sling System, SPARC® Sling System, Apogee® System with IntePro®, Apogee® System with IntePro® Lite™, Apogee® System with InteXen® LP™, Perigee® System with IntePro®, Perigee® System with IntePro® Lite™, Perigee® System with InteXen® LP™, Elevate® Apical and Posterior Prolapse Repair System with IntePro® Lite™, Elevate® Apical and Posterior Prolapse Repair System with InteXen® LP, Elevate® Anterior & Apical Prolapse Repair System with IntePro® Lite™, Elevate® Anterior & Apical Prolapse Repair System with InteXen® LP, Straight-In™ Sacralcolpopexy System, In-Fast® Sling System, In-Fast Ultra® Sling System, In-Fast® with Influence-TRG Gelseal, IntePro® Y-Mesh, IntePro® Large Pore Polypropylene Y-Mesh, InteMesh® Silicone-Coated Sling/Silicone-Coated Surgical Mesh with or without InhibiZone®, InteXen® LP Porcine Dermal Matrix, InteXen® LP Collagen Dermal Matrix, InteXen® Porcine Dermal Matrix, InteDerm™ Allograft Dermal Matrix, InteLata™ Allograft Fascia Lata Matrix, Sacral Colpopexy Y Sling, TranZgraft Allograft Fascia Lata Service, Triangle, Urogen® Dermal Allograft Service, as well as any variations of such devices, past or present, including accessories for each of the foregoing.
SECTION 1.02    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement. For convenience of reference only, an index of terms defined in this Agreement (including Section 1.01, but excluding Section 9.03) is set forth below:

Exhibit 10.239

Page

Accounting Principles	2
Action or Proceeding	2
Affiliate	2
Agreement	2
Allocation	92
AMS	1
AMS Australia	1
AMS Brazil	1
AMS Canada	1
AMS Interests	1
AMS Lux	1
AMS Names and Marks	82
AMS Seller	1
AMS Transition Services Agreement	26
Ancillary Agreements	2
Aphrodite	26
Arnold & Porter	70
Assumed Liabilities	2
Benefit Plans	38
Business	2
Business Day	2
Business Employee	3
Business Intellectual Property	3
Cash and Cash Equivalents	3
Closing	27
Closing Cash	22
Closing Date	27
Closing Indebtedness	21
Closing Net Working Capital	21
Closing Other Adjustments	22
Closing Statement	22
Closing Time	3
Code	3
Collar Amount	24
Companies	1
Company Continuing Employee	71
Company Intellectual Property	97
Company Plan	38
Company Restructuring	3

Exhibit 10.239

Company Securities	34
Confidentiality Agreement	3
Contract	3
Contract Manufacturing Agreement	27
Copyrights	45
Current Assets	3
Current Liabilities	4
Data Room	4
Deductible	103
Delayed Contract	94
Determination	4
Device	4
Direct Claim	107
Disclosure Schedules	31
disposition	91
Dispute Notice	22
Domain Names	45
Earnout Amount	4
Earnout Dispute Notice	28
Earnout Interest	29
Earnout Payment Deadline	29
Earnout Period	4
Earnout Statement	28
Employees	4
Encumbrance	4
Endo Names and Marks	80
Endo Stock Award	30
Endo Stock Option	30
Environmental Law	5
Equity Allocation	21
ERISA	5
Estimated Cash	21
Estimated Indebtedness	21
Estimated Net Working Capital	21
Estimated Other Adjustments	21
Exchange Act	33
Excluded Assets	5
Excluded Employees	5
Excluded Liabilities	5
Extension Period	27
FDA	53
FDA Fraud Policy	55
FDA Permits	53

Exhibit 10.239

FDCA	53
Final Cash	8
Final Indebtedness	8
Final Net Working Capital	8
Final Other Adjustments	8
Final Purchase Price	5
Financial Information	35
Foreign Antitrust Laws	33
Foreign Sub Seller	1
Foreign Sub Shares	1
Foreign Subs	1
FRE 408	22
Fundamental Representations	100
GAAP	5
General Survival Date	5
Governmental Authority	5
Governmental Order	5
Guarantees	76
Hazardous Substance	6
Health Care Laws	53
Healthcare Regulatory Authority	6
HSR Act	33
IFRS	10
Indebtedness	6
Indemnified Party	103
Indemnifying Party	103
Information	65
Intellectual Property	45
Intellectual Property Rights Agreement	26
Interests	1
IP Contracts	50
Knowledge of Purchaser	6
Knowledge of Sellers	7
Law	7
Law Firms	68
Liabilities	7
Licensed Intellectual Property	7
Lien	7
Losses	7
Material Adverse Effect	7
Material Contract	49
Net Adjustment Amount	8
Net Sales	9

Exhibit 10.239

Net Working Capital	10
Non-Company Business Employee	10
Non-U.S. Benefit Plan	39
Other Adjustments	10
Outside Date	108
Owned Real Properties	48
Patents	45
PBGC	38
Permits	11
Permitted Encumbrances	11
Person	12
Post-Closing Straddle Period	12
Post-Closing Tax Period	12
Pre-Closing Straddle Period	12
Pre-Closing Tax Period	12
Preferred Stock Purchase Agreement	25
Preferred Stock Purchase Price	25
Preferred Stock Security Agreement	25
Preliminary Purchase Price	12
Prior Acquisition Date	43
Privilege	12
Publicly Available Software	12
Purchaser	2
Purchaser Benefit Plans	72
Purchaser Fundamental Representations	101
Purchaser Indemnified Party	102
Purchaser Trademarks	98
Qualified Benefit Plan	38
Real Property	13
Real Property Leases	44
Recipient	90
Referee	21
Reference Net Working Capital	13
Release	13
Remedial Action	44
Representative	13
Resolution Period	22
Restricted Period	84
Retention Agreement	13
Reverse Transition Services Agreement	26
Review Period	22
Safety Notice	54
Sale	19

Exhibit 10.239

Sale Process	13
SEC	13
Seller Indemnified Party	102
Seller Parent	58
Seller Parent Guaranty	58
Seller Return	87
Seller Trademarks	98
Seller Transition Services Agreement	26
Sellers	1
Sellers’ Representative	114
Separation Activities	13
Shared Contract	95
Software	45
Stock Incentive Plans	13
Straddle Period	14
Straddle Return	88
Subsidiary	14
Subsidiary Securities	35
Tax	14
Tax Authority	14
Tax Contest	90
Tax Contest Parties	90
Tax Return	14
Taxes	14
Terminating Interaffiliate Agreements	77
Third-Party Claim	105
Trade Secrets	45
Trademarks	45
Transaction Expenses	78
Transfer Taxes	14
Transferred Books and Records	14
Transition Period	99
Transitional Domain Names	99
U.S. Export Control and Import Laws	57
Women’s Health Business	15
Women’s Health Device	15

ARTICLE II
PURCHASE AND SALE

Exhibit 10.239

SECTION 2.01    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Purchaser and certain of its Affiliates and Purchaser shall, and shall cause certain of its Affiliates to, purchase, acquire and accept from Sellers, the Interests for the consideration specified in Section 2.02.
SECTION 2.02    Preliminary Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, in consideration for the sale of the Interests (collectively, the “Sale”), Purchaser shall (including as agent for certain of its Affiliates), or shall cause its applicable Affiliate to, pay by wire transfer of immediately available funds to an account of the Sellers’ Representative, for further payment to the other Sellers, the Preliminary Purchase Price, subject to adjustment pursuant to Section 2.03, in accordance with the allocation among the Interests of the Companies and certain Subsidiaries of the Companies as set forth in Section 2.02 of the Disclosure Schedules (the “Equity Allocation”). The Equity Allocation shall be final, conclusive and binding on Purchaser and Sellers and each of their respective Affiliates.
SECTION 2.03    Purchase Price Adjustment.
(a)    Sellers’ Estimates. Not less than three (3) Business Days prior to the anticipated Closing Date, Sellers shall deliver to Purchaser a good-faith estimate, calculated in accordance with the Accounting Principles, which shall set forth (i) the estimated amount of Cash and Cash Equivalents (the “Estimated Cash”), (ii) the estimated amount of Indebtedness of the Companies and their Subsidiaries outstanding (“Estimated Indebtedness”), (iii) the estimated amount of Other Adjustments as of immediately prior to the Closing (“Estimated Other Adjustments”) and (iv) the estimated Net Working Capital (the “Estimated Net Working Capital”), in each case as of the Closing Time.
(b)    Closing Net Working Capital. As promptly as practicable, but in any case no later than forty-five (45) days after the Closing Date, Purchaser shall cause to be prepared and delivered to Sellers a closing statement (the “Closing Statement”) setting forth Purchaser’s calculation, calculated in accordance with the Accounting Principles, of (i) the Cash and Cash Equivalents (the “Closing Cash”), (ii) the amount of Indebtedness of the Companies and their Subsidiaries outstanding (“Closing Indebtedness”), (iii) the Other Adjustments (“Closing Other Adjustments”) and (iv) Net Working Capital (the “Closing Net Working Capital”), in each case as of the Closing Time.
(c)    Disputes.
(i)    If Sellers disagree with the Closing Statement or Purchaser’s calculation of any of Closing Cash, Closing Indebtedness, Closing

Exhibit 10.239

Other Adjustments or Closing Net Working Capital delivered pursuant to Section 2.03(b), Sellers may, within forty-five (45) days after receipt by Sellers of the Closing Statement (the “Review Period”) and such calculations, deliver a notice to Purchaser providing reasonable detail of the reason for any disagreement and setting forth Sellers’ calculation of such amount (a “Dispute Notice”), but only on the basis that the amounts reflected on the Closing Statement or Purchaser’s calculation of any of Closing Cash, Closing Indebtedness, Closing Other Adjustments or Closing Net Working Capital were not arrived at in accordance with the Accounting Principles or were arrived at based on mathematical or clerical error. Any such notice of disagreement shall specify all items or amounts with which Sellers disagree. Purchaser shall, and shall cause its Representatives to, cooperate and assist Sellers in conducting their review of the calculations of the Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital, including by providing reasonable access, during normal business hours upon reasonable advance notice, to books, records, accountants’ work papers (after execution and delivery by Sellers of any customary agreements required by such accountants) and appropriate personnel (provided such access does not unreasonably interfere with the Business). Unless Sellers’ Representative delivers a Dispute Notice to Purchaser on or prior to the expiration of the Review Period, Sellers will be deemed to have accepted and agreed to the Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital delivered pursuant to Section 2.03(b), and such amounts (and the calculations contained therein) will be final, binding and conclusive.
(ii)    If a Dispute Notice is delivered in accordance with this Section 2.03(c), Sellers and Purchaser shall, during the forty-five (45) days following such delivery (the “Resolution Period”), attempt in good faith to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital (and all conduct, statements, and communications in connection therewith shall be governed by and subject to Rule 408 of the Federal Rules of Evidence (“FRE 408”) and any applicable similar state rule, and evidence of such conduct, statements, or communications, shall not be admissible, as provided in FRE 408 or similar state rule).
(iii)    Any resolution by Purchaser and Sellers during the Resolution Period as to any item identified in the Dispute Notice shall be set forth in writing and executed by the parties and will be final, binding and conclusive. If Sellers and Purchaser are not able to resolve all disputed items identified in the Dispute Notice within the Resolution Period, then the items that remain in dispute

Exhibit 10.239

shall be submitted to a jointly selected internationally recognized accounting or consulting firm that is not the independent auditor for any of Sellers, Companies or Purchaser and is otherwise independent and impartial, which firm shall, within ten (10) days, select an independent and impartial partner from such firm to act as an expert and not as an arbitrator; provided that if Sellers and Purchaser are unable to select such accounting firm within thirty (30) days after the end of the Resolution Period, either Purchaser or Sellers may request the American Arbitration Association to appoint, within twenty (20) days from the date of such request, a partner in an independent accounting firm who is a certified public accountant, independent and impartial, with significant arbitration experience related to purchase price adjustment disputes. The individual arbitrator selected by the accounting firm or the American Arbitration Association, as the case may be, shall be referred to herein as the “Referee.”
(iv)    If any remaining issues in dispute are submitted to the Referee for resolution, each of Sellers and Purchaser will be afforded an opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such matters with the Referee. Sellers and Purchaser shall provide copies to each other of all materials presented to the Referee and shall be permitted (but not required) to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Referee by each other. The Referee shall, acting as an expert and not as an arbitrator, and not by independent investigation, review the relevant portions of this Agreement, the Closing Statement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital. In making such calculation, the Referee shall consider only those items or amounts (and related items that underlie such items and amounts) in the Closing Statement and Purchaser’s calculation of Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital as to which Sellers have disagreed. The Referee shall deliver to Sellers and Purchaser, as promptly as practicable (but in no event later than thirty (30) days from the date of engagement of the Referee), a report setting forth its calculation of the Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital as applicable; provided that the Referee shall be instructed that its calculations (i) with respect to each item in dispute, must be within the range of values established for such amount as determined by reference to the value assigned to such amount by Sellers in the Dispute Notice and by Purchaser in the Closing Statement and (ii) must be made in accordance with the standards and definitions in this Agreement. Such report

Exhibit 10.239

shall be final, binding and non-appealable upon Sellers and Purchaser. The costs and expenses of the Referee shall be borne by Purchaser and Sellers in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Referee that are unsuccessfully disputed by Purchaser, on the one hand, and the Sellers, on the other hand, as finally determined by the Referee, bears to the total dollar amount of such remaining disputed items so submitted. For example, should the items in dispute total in amount to $1,000 and the Referee award $600 in favor of the Sellers’ position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by Sellers.
(v)    The final, binding and conclusive calculations of Closing Cash, Closing Indebtedness, Closing Other Adjustments and Closing Net Working Capital, based either upon agreement or deemed agreement by Purchaser and Sellers or the written determination delivered by the Referee, in each case, in accordance with this Section 2.03, will be the final and binding determination for all purposes of this Agreement.
(d)    Net Adjustment Amount.
(i)    If the Net Adjustment Amount is positive and has a value greater than $5,000,000 (the “Collar Amount”), Purchaser shall, within five (5) Business Days of the Net Adjustment Amount being finally determined pursuant to this Section 2.03, pay, or cause to be paid, the Net Adjustment Amount in immediately available funds to an account of the Sellers’ Representative, for further payment to the other Sellers in accordance with the allocation set forth in Section 2.04(a)(i) of the Disclosure Schedules, no later than two (2) Business Days after such final determination pursuant to this Section 2.03.
(ii)    If the Net Adjustment Amount is negative and has an absolute value greater than the Collar Amount, Sellers shall, within five (5) Business Days of the Net Adjustment Amount being finally determined pursuant to this Section 2.03, pay, or cause to be paid, the absolute value of the Net Adjustment Amount in immediately available funds to Purchaser by wire transfer to a bank account designated in writing by Purchaser no later than two (2) Business Days after such final determination pursuant to this Section 2.03.
(iii)    If the absolute value of the Net Adjustment Amount is less than or equal to the Collar Amount, no payment shall be made pursuant to this Section 2.03(d).

Exhibit 10.239

(e)    The process set forth in this Section 2.03 shall be the exclusive remedy of Sellers and Purchaser for any disputes related to the Closing Cash, Closing Indebtedness, Closing Other Adjustments, Closing Net Working Capital and Net Adjustment Amount, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.
SECTION 2.04    Transactions to be Effected at the Closing.
(a)    At the Closing, Purchaser shall deliver to Sellers (which shall receive such items on behalf of itself or its relevant Affiliates, as applicable):
(i)    the Preliminary Purchase Price by wire transfer of immediately available funds to an account of the Sellers’ Representative, for further payment to the other Sellers in accordance with the allocation set forth in Section 2.04(a)(i) of the Disclosure Schedules, designated in writing by Sellers’ Representative to Purchaser no later than two (2) Business Days prior to the Closing Date;
(ii)    the amounts contemplated to be paid at the Closing pursuant to the Preferred Stock Purchase Agreement (the “Preferred Stock Purchase Price”), by wire transfer of immediately available funds to an account of the Affiliate of Sellers identified in the Preferred Stock Purchase Agreement, designated in writing by such Affiliate or by Sellers’ Representative to Purchaser no later than two (2) Business Days prior to the Closing Date;
(iii)    the Preferred Stock Purchase Agreement substantially in the form of Exhibit B (the “Preferred Stock Purchase Agreement”), duly executed by Purchaser;
(iv)    the Preferred Stock Security Agreement substantially in the form of Exhibit C (the “Preferred Stock Security Agreement”), duly executed by Purchaser;
(v)    a joinder substantially in the form of Schedule A to the Intellectual Property Rights Agreement (as defined below), duly executed by Purchaser;
(vi)    the officer’s certificate required pursuant to Section 6.03(c); and

Exhibit 10.239

(vii)    all other agreements, documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement.
(b)    At the Closing, Sellers shall deliver to Purchaser:
(i)    such documentation as may be reasonably required to evidence the transfer of the AMS Interests to Purchaser;
(ii)    share transfer forms, business transfer agreements or other similar documentation, as required or as otherwise reasonably requested by Purchaser and, in each case, as mutually agreed by Sellers and Purchaser, with respect to the transfer of the Foreign Sub Shares of each of AMS Australia, AMS Brazil, AMS Canada and AMS Lux from Foreign Sub Seller to Purchaser or certain of its Affiliates and reflecting the allocations set forth in Section 2.02 of the Disclosure Schedules;
(iii)    the Transition Services Agreement substantially in the form of Exhibit D (the “AMS Transition Services Agreement”), duly executed by AMS and Aphrodite Women’s Health, LLC, a Delaware limited liability company (“Aphrodite”);
(iv)    the Transition Services Agreement substantially in the form of Exhibit E (the “Reverse Transition Services Agreement”), duly executed by each of AMS and Aphrodite;
(v)    the Transition Services Agreement substantially in the form of Exhibit F (the “Seller Transition Services Agreement”), duly executed by each of AMS and Endo Pharmaceuticals Inc., an Affiliate of Sellers;
(vi)    the Preferred Stock Purchase Agreement, duly executed by each of Endo Pharmaceuticals Inc., a Delaware corporation, an Affiliate of Sellers and AMS Seller;
(vii)    the Preferred Stock Security Agreement, duly executed by each of AMS Seller and Foreign Sub Seller;
(viii)    the Intellectual Property Rights Agreement substantially in the form of Exhibit G (the “Intellectual Property Rights Agreement”), duly executed by each of the AMS Seller, AMS and Aphrodite;

Exhibit 10.239

(ix)    the Contract Manufacturing Agreement substantially in the form of Exhibit H (the “Contract Manufacturing Agreement”), duly executed by each of AMS and Aphrodite;
(x)    resignation letters from each of the managers and directors of the Companies and their Subsidiaries;
(xi)    the officer’s certificate required pursuant to Section 6.02(c);
(xii)    following receipt of the Preliminary Purchase Price, a receipt for the same, duly executed by Sellers;
(xiii)    a duly executed certificate, in the form required by section 1.1445-2(b)(2)(iv)(b) of the Treasury Regulations, certifying that AMS Seller is not a foreign person for U.S. federal income tax purposes; and
(xiv)    all other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement.
SECTION 2.05    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at (i) 10:00 a.m., New York time, at the offices of Skadden Arps Slate Meagher & Flom LLP, Four Times Square, New York, New York, no later than five (5) Business Days after the last of the conditions required to be satisfied or waived pursuant to Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) (subject, in each case, to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VI as of the applicable date) or (ii) such other time and date as the parties mutually agree in writing (the day on which the Closing takes place being the “Closing Date”); provided, that, notwithstanding the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions to Closing set forth in Article VI (other than conditions which, by their nature, are to be satisfied on the Closing Date), if, based on the then most recent proposal of Sellers with respect to the schedules and exhibits specified in Section 5.30 of the Disclosure Schedules, upon execution of the Ancillary Agreements, the Companies and their Subsidiaries, taken as a whole, would not be reasonably expected to receive services reasonably necessary for the operation of the Business consistent in all material respects with the operation of the Business over the preceding 12 months, Purchaser may, at its option, on up to three (3) occasions, defer the Closing by a period (each, an “Extension Period”) of thirty (30) days (or if such thirtieth day is not a Business Day, until the first Business Day thereafter), provided, that during any such Extension Period, the Sellers and

Exhibit 10.239

the Purchaser shall cause their respective Affiliates that are parties to the Ancillary Agreements to continue to negotiate in good faith the terms of such exhibits and schedules in accordance with Section 5.30; provided further that the Closing Date shall not be the last day or second to last day of any calendar quarter.
SECTION 2.06    Earnout. The Earnout Amount shall be calculated, determined and paid in the following manner:
(a)    Within 60 days after the end of the Earnout Period, Purchaser shall prepare in good faith and deliver to Sellers’ Representative a written statement showing in reasonable detail the calculation of Net Sales for the Earnout Period and the Earnout Amount payable, if any (the “Earnout Statement”).
(b)    In the event of any objection by Sellers’ Representative with respect to the determination of the Net Sales or the Earnout Amount payable, Sellers’ Representative shall, within 60 days after its receipt of the Earnout Statement, give written notice to Purchaser of such objection showing in reasonable detail the calculation thereof (an “Earnout Dispute Notice”). Purchaser and Sellers’ Representative shall thereafter attempt to amicably resolve any disputed items set forth in such Earnout Dispute Notice. If Sellers’ Representative does not timely deliver an Earnout Dispute Notice, then the calculation of the Net Sales and the Earnout Amount as set forth in the Earnout Statement shall be deemed to have been accepted and shall be final and binding on all parties hereto.
(c)    If, for any reason, Purchaser and Sellers’ Representative cannot resolve any disputed items indicated in an Earnout Dispute Notice within 30 days of the date of delivery of the Earnout Dispute Notice, then such unresolved items shall be resolved by the Referee in the manner provided in Section 2.03(c) above, mutatis mutandis, except as modified herein. The Referee shall issue a written report which shall include a revised Earnout Statement as adjusted (i) pursuant to any resolutions to objections agreed upon by Purchaser and Sellers’ Representative and (ii) pursuant to the Referee’s resolution of the unresolved objections. The Referee shall review only those matters specified in the unresolved objections and shall make no changes to the Earnout Statement, except as are required to resolve the unresolved objections. The award of the Referee shall set out the final Earnout Statement, shall be final and binding on all parties hereto, and may be enforced in any court of competent jurisdiction. The parties agree that the procedure set forth in this Section 2.06 for resolving disputes with respect to the Earnout Statement shall be the sole and exclusive method for resolving any such disputes.
(d)    In connection with the preparation of the Earnout Statement, and until the final resolution of the Earnout Statement, Purchaser shall, and shall cause the Companies and their Subsidiaries to, (A) provide Sellers’ Representative and its authorized Representatives with

Exhibit 10.239

reasonable access, during normal business hours upon reasonable advance notice, to the relevant books and records, including the Transferred Books and Records, for the purposes of the review and objection right contemplated herein, Purchaser’s and its accountants’ work papers, schedules and other supporting data, facilities and employees responsible for the preparation of the Earnout Statement as may reasonably be requested by Sellers’ Representative; and (B) otherwise reasonably cooperate with Sellers’ Representative and its authorized Representatives, including by providing on a timely basis information reasonably necessary or useful in the determination of the calculations and amounts set forth in the Earnout Statement.
(e)    On the fifth Business Day after Purchaser and Sellers’ Representative agree to the Earnout Statement or Purchaser and Sellers’ Representative receive from the Referee its written report pursuant to Section 2.06(c), as applicable (such date, the “Earnout Payment Deadline”), Purchaser shall pay to Sellers’ Representative an amount in cash equal to the Earnout Amount; provided, that, without limiting any other remedies available hereunder to the Sellers to compel payment of the Earnout Amount, if the Earnout Amount or any portion thereof is not received by Sellers on or prior to the Earnout Payment Deadline, Purchaser shall pay to the Sellers any unpaid portion of the Earnout Amount plus interest on such unpaid portion (the “Earnout Interest”) at a rate equal to 10% per annum (or such lesser rate as shall be the maximum rate allowable under applicable Law), for the period beginning on the Earnout Payment Deadline and ending on the date the remaining portion of the Earnout Amount and the Earnout Interest are received by the Sellers. Such cash payment shall be made by wire transfer of immediately available funds to an account or accounts specified in accordance with written instructions provided by the Sellers’ Representative to Purchaser at least two Business Days prior to the date such payment is due or on such other date as Purchaser and Sellers’ Representative shall agree.
(f)    The Parties acknowledge and agree that, for Tax purposes, the payment of the Earnout Amount (if any) will be treated as an adjustment to the Final Purchase Price subject to any portion of such amount being treated as interest under Section 483 of the Code.
(g)    After the Closing, and during the Earnout Period, Purchaser shall not, and shall cause its Affiliates not to, take any action, nor fail to take an action, with the purpose or intention of impeding the achievement of the Net Sales during the Earnout Period required for the Sellers to receive the Earnout Amount or otherwise fail to act in good faith in respect thereto. Subject to the foregoing, Purchaser or one or more of its Affiliates will operate the Business in their sole discretion and nothing in this Section 2.06 requires Purchaser or any of its Affiliates to take any actions or refrain from taking any actions or expend any efforts to achieve the Net Sales required for the Sellers to receive the Earnout Amount.

Exhibit 10.239

SECTION 2.07    Treatment of Outstanding Equity Awards.
(a)    The Sellers shall take all actions necessary to cause each option to acquire shares of Endo International plc granted to a Business Employee under any of the Stock Incentive Plans (an “Endo Stock Option”) that is outstanding and unexercised (i) to become, immediately prior to the Closing (but subject to the occurrence of the Closing), automatically vested with respect to the number of shares that would have vested over the one-year period following the Closing had the holder of such Endo Stock Option remained an employee in good standing with the Sellers through the first anniversary of the Closing and (ii) to the extent vested (including as a result of the actions under this Section 2.07(a)), to remain exercisable until the second anniversary of the Closing Date or, if earlier, the expiration date of such Endo Stock Option as provided under the applicable award agreement. The Sellers shall comply with the applicable terms of all such Endo Stock Options and shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Endo International plc for delivery upon exercise of Endo Stock Options pursuant to the terms of the applicable Stock Incentive Plan, the applicable award agreement and the terms set forth in this Section 2.07(a). In addition, the shares of Endo International plc subject to Endo Stock Options shall be covered by an appropriate registration statement or other appropriate form, and the Sellers shall use their commercially reasonable efforts to maintain the effectiveness of such registration statement or form for so long as Endo Stock Options remain outstanding, or, if an exemption from registration is available, Sellers shall use their commercially reasonable efforts to comply with such exemption.
(b)    The Sellers shall take all actions necessary to cause each equity-based award (including restricted stock awards, restricted stock unit awards, performance stock awards and performance stock unit awards) granted to a Business Employee under any of the Stock Incentive Plans (an “Endo Stock Award”) that is unvested to become, immediately prior to the Closing (but subject to the occurrence of the Closing), automatically vested with respect to the number of shares that would have vested over the one-year period following the Closing had the grantee of such Endo Stock Award remained an employee in good standing with the Sellers through the first anniversary of the Closing, and the Sellers shall settle each such vested Endo Stock Award in accordance with the terms of the applicable award agreement. The Sellers shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Endo International plc for delivery upon the vesting of Endo Stock Awards pursuant to the terms of the applicable Endo Stock Incentive Plan, the applicable award agreement and the terms set forth in this Section 2.07(b). In addition, the shares of Endo International plc subject to Endo Stock Awards shall be covered by an appropriate registration statement or other appropriate form, and the Sellers shall use their commercially reasonable efforts to maintain the effectiveness of such registration statement or form for so long as Endo Stock Awards remain outstanding, or, if an

Exhibit 10.239

exemption from registration is available, the Sellers shall use their commercially reasonable efforts to comply with such exemption.
(c)    At the Closing, by virtue of the transactions contemplated by this Agreement and without any further action on the part of any of the Sellers, the Companies, Purchaser or any Business Employee who holds Endo Stock Options or Endo Stock Awards, each Endo Stock Option and Endo Stock Award that is outstanding and unvested as of immediately prior to the Closing and not accelerated in accordance with this Section 2.07 shall be cancelled, extinguished and terminated.
SECTION 2.08    Withholding Taxes. Notwithstanding anything to the contrary contained herein, Purchaser and its Affiliates shall be entitled to deduct and withhold from all amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Tax Law. To the extent that amounts are so deducted and withheld and paid over to the applicable Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth in the section of the disclosure schedules dated the date hereof and delivered by Sellers to Purchaser with respect to this Agreement prior to the date hereof (the “Disclosure Schedules”) that specifically corresponds to such section of this Article III (or in any other section of the Disclosure Schedules if the applicability of such disclosure to such section is reasonably apparent on its face), each of Sellers, jointly and severally, represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date.
SECTION 3.01    Organization, Authority and Qualification of the Sellers. Each of the Sellers and its Affiliates that are a party to one or more of the Ancillary Agreements is (to the extent applicable) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all necessary power and authority to enter into and deliver this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Sellers and such Affiliates is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) adversely affect the ability of such Seller or Affiliate to carry out its

Exhibit 10.239

obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) adversely affect the ability of the Companies and any of their Subsidiaries to conduct the Business.
SECTION 3.02    Organization, Authority and Qualification of the Companies. Each of the Companies is a duly organized and validly existing entity in good standing under the laws of the jurisdiction of its incorporation, and has all necessary power and authority to own, operate, license or lease the properties and assets now owned, operated, licensed or leased by it and to carry on the Business as it has been and is currently conducted. The Companies and their Subsidiaries are duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under license or lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not (a) adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (b) materially adversely affect the ability of the Companies and any of their Subsidiaries to conduct the Business. The Sellers have heretofore made available to Purchaser true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents) as in effect on the date hereof for each of the Companies and their Subsidiaries. Neither the Companies nor any of their Subsidiaries, directly or indirectly, own any interest in any Person other than the Companies’ Subsidiaries.
SECTION 3.03    Corporate Approval.
(a)    The execution and delivery by each Seller of this Agreement and the execution and delivery by each of the Sellers and its Affiliates of the Ancillary Agreements to which it is, or will on the Closing Date be, party, the performance by each such Person of its obligations hereunder and thereunder and the consummation by each such Person of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Person and its stockholders. This Agreement has been, and upon their execution the Ancillary Agreements to which each Seller and its Affiliates is a party shall have been, duly executed and delivered by each such Person, and, assuming the authorization, execution and delivery hereof by Purchaser, this Agreement, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles affecting the availability of specific performance and other equitable remedies.

Exhibit 10.239

(b)    The respective boards of directors of Sellers have determined that this Agreement is in the best interests of Sellers, declared advisable this Agreement and approved the execution, delivery and performance of this Agreement and the other transactions contemplated hereby.
SECTION 3.04    Consents and Approvals; No Violation. Neither the execution and delivery by each Seller of this Agreement or the execution and delivery by each of the Sellers and its Affiliates of the Ancillary Agreements to which it is, or will on the Closing Date be, party, nor the consummation of the transactions contemplated hereby or thereby will (a) violate or conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or other similar governing documents) of such Person or of the Companies or any of their Subsidiaries, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, or (iii) the applicable requirements of the NASDAQ Global Select Market and the Toronto Stock Exchange, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Companies or any of their Subsidiaries is a party or by which the Companies or any of their Subsidiaries or any of their assets or any of the Interests may be bound or affected, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance on any asset of the Companies or any of their Subsidiaries or on any of the Interests (other than one created by Purchaser), (e) conflict with or violate (or cause an event which could have a Material Adverse Effect as a result of) any Law or Governmental Order applicable to such Person or the Companies or any of their Subsidiaries or by which any of their assets are bound, or (f) result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Companies’ or any of their Subsidiaries’ right to own, license, use, or hold for use any of the Intellectual Property as owned, licensed, used or held for use in the conduct of the Business; except in each of clauses (c), (d) (disregarding for this purposes the reference to “or on any of the Interests”) and (f) where any failure to obtain such consents, approvals, authorizations or permits, any failure to make such filings or any such modifications, violations, rights, breaches or defaults would not adversely affect the ability of the Companies and their Subsidiaries to conduct the Business in a material respect.
SECTION 3.05    Interests.

Exhibit 10.239

(a)    All of the AMS Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by AMS Seller, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.05(a) of the Disclosure Schedules, all of which shall have been released on or prior to the Closing Date.
(b)    All of the Foreign Sub Shares held by the Foreign Sub Seller have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Foreign Sub Seller, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.05(b) of the Disclosure Schedules, all of which shall have been released on or prior to the Closing Date.
(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Interests or obligating Sellers or the Companies to issue or sell any Interests, or any other interests, in the Companies. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.
(d)    There are no outstanding (A) securities or ownership interests of the Companies (other than the Interests), (B) securities of the Companies convertible into or exchangeable for voting securities or ownership interests in the Companies, (C) options, warrants, rights or other agreements or commitments requiring the Companies to issue, or other obligations of the Companies to issue, any voting securities or other ownership interests in (or securities convertible into or exchangeable for voting securities or other ownership interests in) the Companies (or, in each case, the economic equivalent thereof), (D) obligations of the Companies to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any voting securities or other ownership interests in the Companies (the items in clauses (A), (B), (C) and (D), together with the Interests of the Companies, being referred to collectively as “Company Securities”) or (E) obligations by the Companies or any of their Subsidiaries to make any payments based on the price or value of the Interests. There are no outstanding obligations of the Companies or any of their Subsidiaries to purchase, redeem or otherwise acquire any Company Securities or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts or other agreements or understandings to which the Companies or any of their Subsidiaries is a party with respect to the voting of Interests of the Companies. Upon consummation of the transactions contemplated by this Agreement, Purchaser will own all the issued and outstanding capital stock or other equity interests in the Companies free and clear of all Encumbrances.
SECTION 3.06    Subsidiaries.

Exhibit 10.239

(a)    Set forth in Section 3.06(a) of the Disclosure Schedules is a list of all of the capital stock or other equity interest in any Person constituting a Subsidiary of the Sellers, the Companies or any of their Subsidiaries, listing for each such Subsidiary its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized capital stock or other equity interest, the number and type of its issued and outstanding shares of capital stock or other equity interest and the current ownership of such shares or interests. Other than such Subsidiaries, there are no other Persons in which the Sellers, the Companies or any of their Subsidiaries owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same. Other than such Subsidiaries, none of the Sellers, the Companies or any of their Subsidiaries is a member of or participant in (nor is any part of the Business conducted through) any partnership, joint venture or similar arrangement.
(b)    All the outstanding shares of capital stock or other equity interests of such Subsidiaries and any minority interests in other Persons set forth on Section 3.06(a) of the Disclosure Schedules were duly authorized for issuance and are validly issued, fully paid and non-assessable and the Companies or a Subsidiary of the Companies owns such shares or interests of record and beneficially, and the Companies or a Subsidiary of the Companies will own such shares or interests of record and beneficially immediately after the Closing Date, in each case free and clear of any and all Encumbrances other than (i) Encumbrances that shall be released on or prior to the Closing, (ii) Permitted Encumbrances listed in Section 3.05(b) of the Disclosure Schedules and (iv) Encumbrances created by Purchaser.
(c)    Except as provided for in Section 3.06(c) of the Disclosure Schedules, there are no outstanding (i) securities of any of the Companies’ Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in such Subsidiaries, (ii) options, restricted stock, warrants, rights or other agreements or commitments to acquire from the Companies or any of their Subsidiaries, or obligations of any such Subsidiaries to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) any such Subsidiaries, (iii) obligations of such Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any such Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as “Subsidiary Securities”).
SECTION 3.07    Financial Information.
(a)    The unaudited pro-forma financial information set forth on Section 3.07(a) to the Disclosure Schedules (the “Financial Information”) (i) has been prepared in good faith

Exhibit 10.239

from Sellers’ and their Affiliates’ books and records (ii) on the basis of the assumptions regarding the structure of operation of the Business, fairly presents, in all material respects, the data relating to the Business purported to be reflected therein for the periods indicated therein, and (iii) was prepared in accordance with GAAP (except as otherwise expressly set forth therein) applied on a basis consistent with the past practices of the Sellers and their Affiliates, except as set forth on Section 3.07(a) to the Disclosure Schedules.
(b)    The books and records of the Sellers and their Subsidiaries: (i) reflect all data and items required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Sellers and their Subsidiaries, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.
SECTION 3.08    Undisclosed Liabilities. Except as provided for in Section 3.08 of the Disclosure Schedules and other than costs and expenses incurred in connection with the Sale Process and the Separation Activities, the Companies and their Subsidiaries have no Liabilities (other than Excluded Liabilities) of a type required to be reflected on a balance sheet prepared in accordance with GAAP or the notes thereto, except (i) those which are adequately reflected or reserved against in the Financial Information; and (ii) those which have been incurred since September 30, 2014 in the ordinary course of business, consistent with past practice, of the Sellers and their Affiliates and which would not have a Material Adverse Effect.
SECTION 3.09    Sufficiency of Assets.
(a)    The assets owned or leased by the Companies and their Subsidiaries, or to which any of the Companies and their Subsidiaries have licenses or possess the legal right to use, together with the licenses, services and assets to be provided to Purchaser under this Agreement and the Ancillary Agreements (subject to the terms and conditions thereof), are sufficient to enable the Companies and their Subsidiaries to conduct the Business as currently conducted; provided, that the foregoing shall not apply to Intellectual Property, which is covered in Section 3.17, provided, further, that certain transfers, assignments, licenses, sublicenses, leases and subleases (as the case may be) of assets, Contracts, Permits and any claim or right or benefit arising thereunder or resulting therefrom may require the consent to transfer, assign, license, sublicense, lease or sublease (as the case may be) of a third party, which consent has not been obtained.
(b)    Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Sellers or their Affiliates (other than the Companies and their Subsidiaries) are engaged in the

Exhibit 10.239

Business or own, lease, license or possess the legal right to use any assets used to conduct the Business.
SECTION 3.10    Absence of Certain Changes. Since June 30, 2014 and through the date hereof, (a) there has not been a Material Adverse Effect, and (b) except as specifically provided for in the Company Restructuring, (i) the Companies and their Subsidiaries have conducted the Business only in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects and (ii) none of the Sellers, the Companies and their Subsidiaries has taken any action (solely to the extent such action relates to the Business) that, if taken after the date hereof, would constitute a violation of Section 5.01(a)(i) through (xxiv).
SECTION 3.11    Employees.
(a)    Except as set forth in Section 3.11(a) of the Disclosure Schedules:
(i)    the Business is not bound by, any collective bargaining, works council or similar agreement with a labor organization, works council or other employee group representing any Business Employees; and
(ii)    from January 1, 2013 to the date hereof, there has not been any material strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor dispute against the Business.
(b)    The Companies and their Subsidiaries are in material compliance with all applicable Laws pertaining to employment and employment practices. Except as set forth in Section 3.11(b) of the Disclosure Schedules, there are no material actions, suits, claims, investigations or other legal proceedings against the Companies or their Subsidiaries relating to the Business pending, or to the Knowledge of Sellers, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Business, including any claim relating to unfair labor practices, classification of employees, independent contractors and other service providers, wages and hours (including entitlement to overtime pay), employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws, and, except as would not have a Material Adverse Effect, no employee, independent contractor or other service provider has been improperly excluded from any Company Plan (as defined below).
(c)    The representations and warranties set forth in this Section 3.11 are Sellers’ sole and exclusive representations and warranties regarding employment matters.

Exhibit 10.239

SECTION 3.12    Employee Benefit Matters.
(a)    Section 3.12(a) of the Disclosure Schedules contains a list of each material benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program (i) maintained or contributed to by Sellers or any of their Affiliates for the benefit of any current or former Business Employees or the beneficiaries or dependents of any such Persons or (ii) maintained, sponsored, contributed to or required to be contributed to by the Companies or any of their Subsidiaries other than those that solely relate to Excluded Employees (each a “Company Plan” and together with clause (i), “Benefit Plans”).
(b)    Sellers have made available to Purchaser a complete and accurate copy of each Company Plan. In addition, with respect to each Company Plan, Sellers have made available to Purchaser a complete and accurate copy of (if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, including all schedules thereto, (iv) the most recently received IRS determination letter, (v) the most recently prepared actuarial report and financial statement and (vi) any material correspondence with or from the Internal Revenue Service, Pension Benefit Guaranty Corporation (“PBGC”) or other Governmental Authority.
(c)    Except as set forth in Section 3.12(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to the Knowledge of Sellers, (i) each Company Plan complies with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder), (ii) each Company Plan has been operated in accordance with its terms and applicable Law and (iii) no circumstance, fact or event exists that could result in any default under or violation of any Company Plan. Each Company Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable. Except as set forth in Section 3.12(c) of the Disclosure Schedules, or as would not have a Material Adverse Effect, all benefits, contributions and premiums required by and due under the terms of each Company Plan or applicable Law have been timely paid in accordance with the terms of such Company Plan, the terms of all applicable Laws and GAAP.

Exhibit 10.239

(d)    Except as set forth in Section 3.12(d) of the Disclosure Schedules, no Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); (iii) is subject to Title IV of ERISA; or (iv) could subject Sellers or the Business to liability under Section 4063 or 4064 of ERISA. Except as would not have a Material Adverse Effect, neither Sellers nor the Companies: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the PBGC; or (ii) has engaged in any transaction which would give rise to a liability of the Companies or Purchaser under Section 4069 or Section 4212(c) of ERISA.
(e)    Except as set forth in Section 3.12(e) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death) to any Employee.
(f)    Except as set forth in Section 3.12(f) of the Disclosure Schedules, or as would not have a Material Adverse Effect: (i) there is no pending or, to the Knowledge of Sellers, threatened action relating to a Company Plan; and (ii) no Company Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.
(g)    Except as set forth in Section 3.12(g) of the Disclosure Schedules, and except as required by this Agreement, no Benefit Plan or Contract exists that could: (i) result in the payment to any Employee, manager or consultant of any severance pay, benefits, money or other property or any increase in severance pay, benefits, money or other property upon any termination of employment or service with the Companies or any of their Subsidiaries; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, manager or consultant; or (iii) limit or restrict the ability of Purchaser or its Affiliates to merge, amend or terminate any Company Plan, in each case, as a result of the execution of this Agreement or following the consummation of the transactions contemplated hereby. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.
(h)    With respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan”) and except as would not have a Material Adverse Effect:

Exhibit 10.239

(i)    all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan (including contributions to all mandatory provident fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters;
(ii)    the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations;
(iii)    there has been no amendment to, written interpretation of or announcement (whether or not written) by any Seller or the Business relating to, or change in employee participation or coverage under, any Non-U.S. Benefit Plan that would increase the expense of maintaining such Non-U.S. Benefit Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof;
(iv)    from and after the Closing, Purchaser and its Affiliates shall receive the full benefit of any such funds, accruals or reserves under the Non-U.S. Benefit Plans; and
(v)    each Non-U.S. Benefit Plan required or intended to be registered, qualified or approved under applicable Law has in fact been registered, qualified or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities.
SECTION 3.13    Litigation.
(a)    As of the date hereof, except as set forth in Section 3.13(a) of the Disclosure Schedules (which, with respect to each Action or Proceeding set forth therein, sets forth the parties, relevant Device or nature of the Action or Proceeding, and, in the case of an Action or Proceeding that has commenced, jurisdiction and court or case number), there is no material Action or Proceeding pending by or against or, to the Knowledge of Sellers, threatened by or against the Companies or any of their Subsidiaries relating to the Business. None of the

Exhibit 10.239

Actions or Proceedings set forth in Section 3.13(a) of the Disclosure Schedules has had or would have a Material Adverse Effect.
(b)    As of the date hereof, except as set forth in Section 3.13(b) of the Disclosure Schedules, none of the Sellers, the Companies or any of their Subsidiaries or any of their assets or properties, are subject to any outstanding Governmental Order (nor, to the Knowledge of Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) that has had or would have a Material Adverse Effect.
SECTION 3.14    Taxes.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedules:
(i)    Each of American Medical Systems Luxemburg S.a.r.l., American Medical Systems LLC, AMS Research LLC and AMS Sales LLC are and have been at all times since January 19, 2007, December 17, 2014, December 17, 2014, and December 17, 2014, respectively, treated as an entity disregarded from Sellers for United States federal income tax purposes.
(ii)    All material Tax Returns required to be filed by or with respect to the Companies and their Subsidiaries (including their assets) have been timely filed (taking into account all available extensions). Such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be due on such Tax Returns have been timely paid and all other material Taxes due and owing by the Companies and their Subsidiaries have been timely paid, and with respect to any Taxes not yet due or owing, the Companies and their Subsidiaries have made due and sufficient accruals for such Taxes in the Financial Information or in the applicable books and records in accordance with GAAP. The Companies and their Subsidiaries are not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns validly obtained in the ordinary course of business.
(iii)    No extensions or waivers of statutes of limitations for the assessment or collection of Taxes have been given or requested with respect to any material Taxes of the Companies or their Subsidiaries.
(iv)    There are no ongoing actions, suits, claims, investigations or other legal proceedings by any Tax Authority against or with respect to Taxes of the Companies or their Subsidiaries (including their assets), and no Tax Authority has given written notice of the commencement of (or its intent to

Exhibit 10.239

commence) any such actions, suits, claims, investigations or other legal proceedings.
(v)    There are no outstanding assessments, claims or deficiencies for any Taxes of the Companies or their Subsidiaries (including their assets) that have been proposed, asserted or assessed by any Tax Authority, in each case in writing.
(vi)    No written claim has been made by a Tax Authority that any Company or any of its Subsidiaries is or may be subject to Tax in a jurisdiction where any Company or Subsidiary does not file Tax Returns.
(vii)    There are no Liens as a result of any unpaid Taxes upon any of the assets of any Company or any of its Subsidiaries (other than Permitted Encumbrances).
(viii)    The Companies and their Subsidiaries are not a party to any Tax-sharing agreement or Tax indemnity agreement or similar contract or arrangement other than commercially customary tax indemnities under loan agreements, lease agreements or similar commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes. The Companies and their Subsidiaries have not entered into or received any grants, rulings, closing agreements, advance pricing agreements or other similar items or agreements that are currently in effect and will apply to any Post-Closing Straddle Period or Post-Closing Tax Period.
(ix)    All material Taxes that the Companies and their Subsidiaries are obligated to deduct or withhold or collect from amounts owing to any employee, creditor, or third party have been timely deducted or withheld, collected and paid over, in each case, to the proper Tax Authority, and the Companies and the Subsidiaries have complied in all material respects with all related Tax information reporting provisions under applicable Laws.
(x)    None of the Companies or their Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Endo U.S. Inc. or was AMS Seller or Foreign Sub Seller) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise (other than as a result of being in a group the

Exhibit 10.239

common parent of which is Endo U.S. Inc. or was AMS Seller or Foreign Sub Seller).
(xi)    None of the Companies or their Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock described in Section 355 of the Code in the two years prior to the date of this Agreement.
(xii)    Neither the Companies nor any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income after the Closing Date as a result of (A) any change in accounting method initiated by it or any other relevant party on or prior to the Closing Date, (B) a closing agreements pursuant to Section 7121 of the Code or any similar provision of state, local or foreign law entered into on or prior to the Closing Date, (C) an installment sale or open transaction arising on or prior to the Closing Date, (D) a prepaid amount received, or paid, on or prior to the Closing Date, (E) deferred gains arising from a transaction on or prior to the Closing Date or (F) an election under Section 108(i) of the Code.
(xiii)    Neither the Companies nor any of their Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(xiv)    No Company nor any of the Company’s Subsidiaries owns real estate or other real property assets that equal or exceed 50% of the fair market value of such Company’s or Subsidiary’s assets.
(b)    Except as otherwise expressly set forth in Section 3.10 or Section 3.12, the representations and warranties set forth in this Section 3.14 are Sellers’ sole and exclusive representations and warranties regarding Tax matters.
SECTION 3.15    Compliance With Laws; Permits. (a) The Companies and their Subsidiaries are, and have been since the Prior Acquisition Date, conducting the Business in compliance in all material respects with, all Laws and Governmental Orders applicable to the Business or by which any property or asset of the Business is bound, and none of the Companies or any of their Subsidiaries is in default with respect to or in violation of (i) any such Law or any such Governmental Order or (ii) any material term of any Contract relating to the Business and (b) the Business has all Permits necessary for the operation of the Business as it is conducted and as currently proposed to be conducted and such Permits are valid and in full force and effect. No revocation or cancellation of any such Permit is pending and since June 17, 2011 (the “Prior Acquisition Date”), none of the Sellers, the Companies or any of their Subsidiaries has received

Exhibit 10.239

any written, or to the Knowledge of Sellers oral, notice from any Governmental Authority (x) as of the date hereof, threatening to revoke or cancel any Permit with respect to the Business or threatening any adverse action with respect to any Permit with respect to the Business or (y) alleging that the Business is not in compliance with any Law or Governmental Order, except in each case for revocations, cancellations, adverse actions or failures to be in compliance as would not (A) adversely affect the ability of the Sellers to carry out their obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or (B) adversely affect the ability of the Companies and their Subsidiaries to conduct the Business in any material respect. The Business is in material compliance with the terms of each Permit.
SECTION 3.16    Environmental Matters.
(a)    Except as would not have a Material Adverse Effect:
(i)    The Companies and their Subsidiaries are in compliance, and for the past three (3) years have been in compliance, with applicable Environmental Laws and the Companies and their Subsidiaries have all Permits required under Environmental Law to operate the Business, and are in compliance, and for the past three (3) years have been in compliance, therewith;
(ii)    None of the Companies or any of their Subsidiaries have received any written notice, in each case that remains outstanding or unresolved, from any Governmental Authority or Person with respect to the Business or any Owned Real Property or Real Property Leases, alleging that the Companies or their Subsidiaries are in violation of or are liable under any Environmental Law; and
(iii)    The Companies, their Subsidiaries and the Business have not caused a Release of a Hazardous Substance in excess of a reportable and actionable quantity or that requires any investigation, remediation, abatement, decontamination, removal, cleanup, or corrective or remedial action (“Remedial Action”) by the Companies or any of their respective Subsidiaries under applicable Environmental Law, including on, at, in, under, to or from any Owned Real Property or Real Property Leases, which Release remains unresolved, and, to the Knowledge of Sellers, there has been no Release of a Hazardous Substance on, at, in, under, or from any Owned Real Property that requires any Remedial Action by the Companies or any of their respective Subsidiaries under applicable Environmental Law.
(b)    The representations and warranties contained in this Section 3.16 constitute the sole and exclusive representations and warranties made by the Sellers or the Companies relating in any way to environmental matters.

Exhibit 10.239

SECTION 3.17    Intellectual Property.
(a)    “Intellectual Property” means any intellectual property of any type or nature in any jurisdiction throughout the world, including: (i) trademarks, service marks, corporate names, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, trade dress and other similar indications of source or origin and general intangibles of like nature, the goodwill associated with the foregoing and registrations and applications relating to the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); (ii) industrial designs, patents and patent applications (including divisions, continuations, continuations-in-part, reexaminations, renewals, extensions, supplementary protection certificates or reissues thereof) (“Patents”); (iii) rights in computer programs (whether in source code, object code or other forms), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentations including user manuals and training materials, related to any of the foregoing (“Software”); (iv) works of authorship, mask works and other copyright rights, including rights in Software, whether registered or not, and all applications and registrations for the foregoing, and any renewals, extensions, restorations and reversions thereof, and any moral rights and design rights therein and thereto (“Copyrights”); (v) trade secrets, non-public information, and all other confidential or proprietary information and materials, including discoveries, research and development, ideas, know-how, inventions, invention disclosures, proprietary processes, designs, procedures, laboratory notes, technical information, formulae, biological materials, models and methodologies, in each case whether patentable or not, and rights to limit the use or disclosure thereof by any Person (“Trade Secrets”); (vi) all registered domain names (“Domain Names”); and (vii) the right to sue for past infringement, misappropriation, or other violation of any of the foregoing.
(b)    Section 3.17(b) of the Disclosure Schedules sets forth a true and complete list, as of the date hereof, of all (i) issued and filed Patents and Patent applications, (ii) Trademark registrations and Trademark applications, (iii) Copyright registrations and Copyright applications and (iv) Domain Names, in each of the foregoing clauses (i), (ii), (iii) and (iv), that relates primarily to the Business and is owned by or exclusively licensed to the Companies or one of their Subsidiaries in any jurisdiction throughout the world (“Company Intellectual Property”), together with and to the extent relating to (i), (ii), (iii) and (iv): the name of the current owner(s) of record; the applicable jurisdiction; the title or general description of the subject matter; and the application or registration number.  Except as otherwise indicated in Section 3.17(b) of the Disclosure Schedules, the Companies or one of their Subsidiaries is the sole and exclusive beneficial and record owner of all such Company Intellectual Property, free and clear of any Encumbrances, other than Permitted Encumbrances.  To the extent that Sellers or any of their Affiliates (other than the Companies and their Subsidiaries) own any Intellectual Property that relates primarily to the Business and falls within the categories of clauses (i)-(iv) of

Exhibit 10.239

the first sentence of this Section 3.17(b), or Sellers or any of their Affiliates (including the Companies and their Subsidiaries) own any material Trade Secrets or material Software that relates primarily to the Business, all such Intellectual Property shall be included within the defined term “Company Intellectual Property”.
(c)    As of Closing, the Companies or one of their Subsidiaries (i) owns all Company Intellectual Property that is owned by one of such Persons as of the date hereof, (ii) is a party to the licenses under which the Company Intellectual Property is exclusively licensed to one of such Persons as of the date hereof, and (iii) owns any other Intellectual Property acquired by the Sellers or any of their Affiliates (including the Companies and their Subsidiaries) that relates primarily to the Business.
(d)    All Business Intellectual Property owned by any of the Companies, the Sellers or any of their Affiliates is subsisting, and, to the Knowledge of Sellers, valid and enforceable, and all other Business Intellectual Property is, to the Knowledge of Sellers, subsisting, valid and enforceable.  Since the Prior Acquisition Date, except as set forth in Section 3.17(d) of the Disclosure Schedules, none of the Sellers, the Companies or their Affiliates has received written notice from any third party challenging the validity, enforceability, registrability, maintenance or ownership of any Business Intellectual Property, nor are the Seller, the Companies and their Affiliates a party of any proceeding relating to any such challenge.
(e)    (i) The Companies and their Subsidiaries own, are licensed, otherwise have a valid right or are granted such rights pursuant to the Intellectual Property Rights Agreement to, all material Intellectual Property owned by or licensed to the Sellers or their Affiliates and used in or held for use for the conduct of the Business as currently conducted, and (ii) to the Knowledge of Sellers, the operation of the Business and the manufacture, use, sale or import of the Devices has not and does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any third party. Since the Prior Acquisition Date, none of the Sellers, the Companies and their Affiliates has received any written notice from any third party  (i) that the operation of the Business, or any of its products or services, infringes, misappropriates or violates the Intellectual Property of any third party, (ii) challenging the ownership, validity, or enforceability of any Business Intellectual Property, or (iii) alleging that the use by the Sellers, the Companies and their Affiliates of licensed Business Intellectual Property is in breach of any applicable agreement pursuant to which the Sellers, the Companies and their Affiliates licensed such Intellectual Property or (iv) alleging misuse or antitrust violations arising from the use or other exploitation by the Sellers, the Companies and their Affiliates of any Business Intellectual Property.
(f)    To the Knowledge of Sellers, no third party is engaging, or has engaged since the Prior Acquisition Date, in any activity that misappropriates, infringes or violates, either

Exhibit 10.239

directly or indirectly, any material Business Intellectual Property owned by any of the Companies, the Sellers or their Affiliates, or any other material Intellectual Property used in or held for use for the conduct of the Business.  No litigation has been brought or threatened in writing against any third party by the Sellers, the Companies and their Affiliates, with respect to any material Intellectual Property used in or held for use for the conduct of the Business.
(g)    Other than pursuant to the IP Contracts (other than pursuant to a sale of products to customers in the ordinary course of business), (i) since the Prior Acquisition Date, the Sellers, the Companies and their Affiliates have not licensed or sublicensed their rights in any material Business Intellectual Property, (ii) prior to the Prior Acquisition Date, to the Knowledge of Sellers, the Companies and their Affiliates did not license or sublicense their rights in any material Business Intellectual Property to any Person, and, (iii) except as set forth on Section 3.17(g)(iii) of the Disclosure Schedules, no royalties, honoraria or other fees, in each case that are material to the Companies and their Affiliates, are payable by or to the Sellers, the Companies and their Affiliates for the use of or right to use any material Business Intellectual Property. None of the Sellers, the Companies and their Affiliates has granted any third party any right to control the prosecution or registration of any material Business Intellectual Property, or to bring, defend or otherwise control any litigation with respect to any material Business Intellectual Property: (i) since the Prior Acquisition Date, and (ii) to the Knowledge of Sellers, the Companies and their Affiliates prior to the Prior Acquisition Date, in each case, except as expressly permitted under an IP Contract. None of the Sellers, the Companies and their Affiliates has entered into or is subject to any orders, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes, litigation or adversarial proceedings that (A) restricts the Sellers, the Companies and their Affiliates with respect to any material Business Intellectual Property, (B) restricts the Business in any material manner in order to accommodate any third party’s Intellectual Property, or (C) permits any third party to use any material Business Intellectual Property, in each case except as expressly permitted under an IP Contract.
(h)    The Sellers, the Companies and their Affiliates have implemented reasonable measures to maintain the confidentiality of Trade Secrets used in or held for use for the conduct of the Business. Each current or former Business Employee or employee of any of the other Sellers, the Companies and their Affiliates, to the extent such Business Employee or employee was involved in the development of material Intellectual Property to be used or held for use by the Companies or a Subsidiary of the Companies, has executed an agreement protecting the confidentiality of the Trade Secrets used in or held for use for the conduct of the Business and assigning rights to the Companies or a Subsidiary of the Companies in any (i) Intellectual Property developed while working on behalf of the Companies or such Subsidiary or (ii) Business Intellectual Property while working on behalf of any other Sellers, the Companies or their Affiliates, and each contractor, developer or consultant that is developing or has

Exhibit 10.239

developed any material Intellectual Property for the Business or that has had access to any material Trade Secrets of the Business has executed an agreement protecting the confidentiality of the Trade Secrets and assigning rights to the Companies or a Subsidiary of the Companies in such Intellectual Property. Since the Prior Acquisition Date, there has not been any disclosure of any confidential information of the Business (including any confidential information of any other third party disclosed in confidence to the Companies or any of their Subsidiaries), which confidential information was intended to be kept confidential and for which confidentiality was material to the value of such confidential information, to any third party in a manner that has resulted or is likely to result in such confidential information entering into the public domain. Since the Prior Acquisition Date, no litigation has been asserted or, to the Knowledge of Sellers, threatened against the Sellers, the Companies and their Affiliates alleging a violation with respect to the Business of any third party’s confidential information, privacy or personal information or data rights, and the Sellers, the Companies and their Affiliates have complied in all material respects with all applicable Laws, as well as their own publicized rules, policies, and procedures, applicable to the Business and relating to privacy, data protection, and the collection and use of personally identifiable information with respect to the Business.
(i)    Since the Prior Acquisition Date, no funding, facilities or personnel of any Governmental Authority were used to develop or create, in whole or in part, any Business Intellectual Property owned by Sellers, the Companies and their Affiliates.
(j)    With respect to the use of Software that is material to the conduct of the Business as currently conducted, (i) no capital expenditures (including any royalties or other one-time or recurring payments) are necessary with respect to such use other than non-material capital expenditures in the ordinary course of business that are consistent with the past practice of the Business or capital expenditures which are contemplated by the capital expenditure budget provided or made available to Purchaser prior to the date of this Agreement, and (ii) the Business has not experienced any material defect in such Software, including any material error or omission in the processing of any transactions, other than defects which have been corrected.
(k)    To the Knowledge of Sellers, all Publicly Available Software used or held for use by the Business has been used in its entirety and without modification. Except as set forth in Section 3.17(k) of the Disclosure Schedules, none of the Sellers, the Companies or their Affiliates has incorporated into any Device (including any Device currently under development) any Publicly Available Software, in whole or in part, in a manner that may require, or condition the use, hosting or distribution of any Software of the Sellers, the Companies or their Affiliates or the disclosure, licensing or distribution of any source code for any portion of such Intellectual Property.
SECTION 3.18    Real Property.

Exhibit 10.239

(a) Section 3.18(a) of the Disclosure Schedules sets forth a true, correct and complete list of all real property owned by the Companies and used by the Business (the “Owned Real Properties”). The Companies or one of their Subsidiaries has good and marketable title to each of the Owned Real Properties, free and clear of all Liens other than Permitted Encumbrances. There are no purchase options, rights of first refusal or similar rights outstanding with respect to any of the Owned Real Properties. Neither the Companies nor any of their Subsidiaries have received written notice of any pending, and to the Knowledge of Sellers there is no threatened, condemnation or similar proceeding with respect to any of the Owned Real Properties. The Sellers have heretofore delivered to Purchaser true, correct and complete copies of all leases pursuant to which the Companies or any of their Subsidiaries leases all or a portion of any Owned Real Property to a third party. To the Knowledge of Sellers, each such lease is valid, binding and in full force and effect, all rent and other sums and charges payable to the Companies or their Subsidiaries as landlords thereunder are current in all material respects. To the Knowledge of Sellers, no termination event or condition or uncured default of a material nature on the part of the Companies or, if applicable, their Subsidiaries or the tenant thereunder exists under any such lease. No brokerage commissions, fees or similar costs or expenses are owed by the Companies or any of their Subsidiaries with respect to any leases of all or a portion of any Owned Real Property.
(b) Section 3.18(b) of the Disclosure Schedules sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Companies or any of their Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, in each case, in connection with the Business, any real property (the “Real Property Leases”). The Companies have heretofore delivered to Purchaser true, correct and complete copies of all Real Property Leases (including all material modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is, to the Knowledge of Sellers, valid and binding and is in full force and effect, enforceable against the Companies or one of their Subsidiaries that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity), and all rent and other sums and charges payable by the Companies or any of their Subsidiaries as tenants thereunder are current in all material respects. To the Knowledge of Sellers, no termination event or condition or uncured default of a material nature on the part of the Companies or, if applicable, their Subsidiaries or the landlord thereunder exists under any Real Property Lease. The Companies and each of their Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens except (i) those reflected or reserved against in the Financial Information, (ii) Taxes and general and special assessments not yet past due and payable or delinquent, (iii) any Liens solely affecting the fee interest in such parcel and with respect to which either (A) the Companies’ or their

Exhibit 10.239

Subsidiaries’ rights are superior to such Liens, or (B) there is a valid and enforceable subordination and non-disturbance agreement pursuant to which the rights and interests of the Companies or their Subsidiaries, as applicable, will not be disturbed if the landlord thereunder defaults under such Lien and (iv) other Liens which do not materially interfere with the Companies’ use and enjoyment of such real property or materially detract from or diminish the value thereof. No brokerage commissions, fees or similar costs or expenses are owed by the Companies or any of their Subsidiaries with respect to any Real Property Leases. Neither the Companies nor any of their Subsidiaries have received written notice of any pending, and to the Knowledge of Sellers there is no threatened, condemnation or similar proceeding with respect to any property leased pursuant to any of the Real Property leases.

SECTION 3.19    Material Contracts.
(a)    Section 3.19(a) of the Disclosure Schedules lists as of the date hereof, and the Companies have made available to Purchaser (or to Purchaser’s counsel on an outside-counsel-only basis), true, correct and complete copies of each Contract relating to the Business to which the Companies or any of their Subsidiaries is a party or by which the Companies, any of their Subsidiaries or any of their respective properties or assets is bound that:
(i)    contains covenants that limit the ability of the Companies or their Subsidiaries (or which, following the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, could restrict or purport to restrict the ability of Purchaser or any of its Affiliates following the Closing): (A) to compete in any business or with any Person or in any geographic area or to sell, supply or distribute any service or product (including any non-compete, exclusivity or “most-favored nation” provisions), (B) to purchase or acquire an interest in any other entity, or (C) to enforce their rights under any Contract or applicable Law, including any covenant not to sue;
(ii)    is an employment, severance or change in control agreement that provides aggregate future benefits, including severance, to a current or former Business Employee in excess of $150,000 in any twelve (12) month period (other than any unwritten Contract required by applicable Law relating to the employment of any such employee or former employee outside of the United States);
(iii)    requires future payments by or to the Companies or their Subsidiaries in respect of the Business in excess of $750,000 per annum and contains “change of control” or similar provisions (other than provisions which

Exhibit 10.239

are not triggered by the transactions contemplated by this Agreement), except for Contracts terminable by either party upon notice of sixty (60) days or less without penalty or further payment;
(iv)    provides for or governs the formation, creation, operation, management or control of any partnership or joint venture arrangement with any Person other than the Companies or their Subsidiaries;
(v)    involves (A) the use or license by the Companies or any of their Subsidiaries of any Business Intellectual Property owned by a third party (other than Contracts for commercial off-the-shelf Software that are generally available on standard terms, for aggregate license fees of $30,000 or less); (B) the joint development of products or technology with a third party; (C) the grant to a third party by the Companies or by any of their Subsidiaries of the right to use, enforce or register any of its material Business Intellectual Property, other than the granting of such rights pursuant to a sale of products to customers in the ordinary course of business; (D) any coexistence or indemnification agreement or covenant not to sue; or (E) a restriction in the Companies’ or a Subsidiary’s right to use or register any material Business Intellectual Property (collectively, “IP Contracts”);
(vi)    requires aggregate future payments in excess of $500,000 for capital expenditures or for the acquisition or construction of fixed assets;
(vii)    is the largest Contract (by dollar value based on the fiscal year ended December 31, 2014) with (A) each Major Customer, (B) each Major Supplier, and (C) each of the ten (10) largest distributors of products of the Companies and their Subsidiaries for the fiscal year ended December 31, 2014;
(viii)    pursuant to which the Companies or any of their Subsidiaries have granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party;
(ix)    involves any exchange traded or over the counter swap, forward, future, option, cap, floor or collar financial Contract, or other derivative Contract, or any other interest rate or foreign currency protection Contract;
(x)    other than solely among wholly owned Subsidiaries of the Companies, relates to (A) indebtedness for borrowed money having an outstanding principal amount in excess of $2,000,000 or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in

Exhibit 10.239

each case in connection with which the aggregate actual contingent obligations of the Companies and their Subsidiaries under such Contract are greater than $2,000,000;
(xi)    involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person, which acquisition or disposition has yet to be consummated or was for greater than $10,000,000 in consideration and consummated since the Prior Acquisition Date;
(xii)    (A) is not otherwise required to be disclosed by another clause of this Section 3.19(a), (B) is not a Contract with customer, supplier or distributor of the Companies, and (C) by its terms calls for future aggregate payments by the Companies and their Subsidiaries or to the Companies or any of their Subsidiaries under such Contract of more than $1,000,000 in any one year (including by means of royalty payments);
(xiii)    is a lease or sub-lease of any equipment, machinery, vehicle or other tangible personal property which require future annual payments in excess of $500,000;
(xiv)    is a lease or sub-lease of real property;
(xv)    is between the Companies and any of their Subsidiaries, other than any Contract relating to the operation of the Companies and their Subsidiaries in the ordinary course consistent with past practice;
(xvi)    contains a right of first refusal, first offer or first negotiation;
(xvii)    required during the last twelve (12) months, or is reasonably expected to require in the future, payments from the Companies or any of their Subsidiaries to any person or organization for referrals to the Companies or any of their Subsidiaries;
(xviii)    contains covenants of the Companies or any of their Subsidiaries to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is in the ordinary course of business consistent with past practice or reasonably expected to be less than $500,000 (excluding attorneys’ fees);

Exhibit 10.239

(xix)    relates to an acquisition and provides that the Companies or any of their Subsidiaries have any “earn-out” or other milestone or contingent payment obligations; or
(xx)    is with an individual consultant (or similar arrangements) that involves annual payments in excess of $250,000, or in the case of a Contract with a U.S. health care professionals $100,000, and is not cancelable without penalty or further payment and without more than 60 days’ notice.
Each Contract of the type described in this Section 3.19(a) is referred to herein as a “Material Contract.”
(b)    Each Material Contract is in full force and effect and is valid and binding on one of the Companies or their Subsidiaries and, to the Knowledge of Sellers, each other party thereto. The Companies and their Subsidiaries have and, to the Knowledge of Sellers each other party thereto has, performed and complied in all material respects with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Companies or any of their Subsidiaries, nor, to the Knowledge of Sellers, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Companies or any of their Subsidiaries or, to the Knowledge of Sellers, by any other party thereto, except for those defaults which would not have a Material Adverse Effect.
SECTION 3.20    Regulatory Compliance.
(a)    The Business is and has been since the Prior Acquisition Date, in compliance in all material respects with all health care laws applicable to the Business, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Stark law (42 U.S.C. § 1395nn), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (the “FDCA”), the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), any comparable foreign, federal or state laws, and the regulations promulgated pursuant to such laws (collectively, “Health Care Laws”).
(b)    Except as set forth in Section 3.20(b) of the Disclosure Schedules, as of the date hereof, the Companies have not received any written notification of any pending or, to the Knowledge of Sellers, threatened, claim, suit, proceeding, hearing, enforcement, audit,

Exhibit 10.239

investigation or arbitration from any Governmental Authority, including the United States Food and Drug Administration (“FDA”), the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, alleging potential or actual material non-compliance by the Business under any Health Care Laws.
(c)    Except as set forth in Section 3.20(c) of the Disclosure Schedules, the Companies and their Subsidiaries hold such Permits of the FDA required for the conduct of the Business as currently conducted (collectively, the “FDA Permits”) and all such FDA Permits are in full force and effect. As of the date hereof, and since the Prior Acquisition Date, neither the Companies nor any of their Subsidiaries have received any material written information from the FDA or any other Healthcare Regulatory Authority with jurisdiction over the marketing, sale, use, handling and control, safety, efficacy, reliability, or manufacturing of Devices which would reasonably be expected to lead to the denial of any application for marketing approval or clearance currently pending before the FDA or such other Healthcare Regulatory Authority, other than routine regulatory comments.
(d)    Since the Prior Acquisition Date, all material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA by the Business has been so filed, maintained or furnished and, to the Knowledge of Sellers, were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
(e)    Except as set forth in Section 3.20(e) of the Disclosure Schedules, and since the Prior Acquisition Date, the Companies and their Subsidiaries have not voluntarily or, as of the date hereof, involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices or safety alerts relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of the Business (each, a “Safety Notice”). To the Knowledge of Sellers, as of the date hereof, there are no facts which are reasonably likely to cause a Safety Notice. Neither the Companies nor their Subsidiaries have received any written notice that the FDA or any other Healthcare Regulatory Authority has (i) commenced, or threatened to initiate, any action to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any product or product candidate of the Business, (ii) commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any product or product candidate of the Business or (iii) commenced, or threatened to initiate, any action to enjoin the manufacture or distribution of any product or product candidate produced at any facility where any product or product candidate of the Business is manufactured, tested, processed, packaged or held for sale.

Exhibit 10.239

(f)    Since the Prior Acquisition Date, the clinical and pre-clinical studies conducted by or on behalf of or sponsored by the Business, or in which the Business or its products or product candidates have participated have been, and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws, including, but not limited to, the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 812, 814 and 820. Since the Prior Acquisition Date, the Companies and their Subsidiaries have not received any written notices, correspondence or other communication from the FDA or any other Healthcare Regulatory Authority requiring the termination or suspension of any clinical trials conducted by, or on behalf of, the Business, or in which the Business has participated.
(g)    Since the Prior Acquisition Date, except as described in Section 3.20(g) of the Disclosure Schedules, neither the Companies nor any of their Subsidiaries have received any FDA Form 483, notice of adverse finding, warning letters, untitled letters or other notices alleging a lack of safety from the FDA or any other Healthcare Regulatory Authority and there is no action or proceeding pending or, to the Knowledge of Sellers, threatened by any Healthcare Regulatory Authority, contesting the investigational device exemption, premarket clearance or approval of, the uses of, or the labeling or promotion of, or otherwise alleging any violation of a Health Care Law, except as relates solely to the Excluded Assets and Excluded Liabilities or as would not, individually or in the aggregate, adversely affect the ability of the Companies and any of their Subsidiaries to conduct the Business in any material respect.
(h)    None of the Companies or their Subsidiaries is the subject of any pending or, to the Knowledge of Sellers, threatened investigation regarding the Business or the Business’ products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (collectively, “FDA Fraud Policy”). Since the Prior Acquisition Date, neither the Companies or their Subsidiaries nor, to the Knowledge of Sellers, any officer, employee, agent or distributor of the Companies or any of their Subsidiaries relating to the Business, have made an untrue statement of a material fact to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Fraud Policy. Since the Prior Acquisition Date, neither the Companies or their Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee, agent or distributor of the Companies or any of their Subsidiaries relating to the Business, have been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Since the Prior Acquisition Date, neither the Companies or their Subsidiaries, nor, to the Knowledge of Sellers, any officer, employee,

Exhibit 10.239

agent or distributor of the Companies or any of their Subsidiaries, in each case, relating to the Business, have been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. As of the date hereof, no claims, actions, proceedings or investigations relating to the Business that would reasonably be expected to result in a debarment or exclusion are pending or, to the Knowledge of Sellers, threatened, against the Companies or any of their Subsidiaries or, to the Knowledge of Sellers, any of their managers, officers, employees or agents.
(i)    As of the date hereof, none of the Companies or any of their Subsidiaries are a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with respect to the Business with or imposed by any Governmental Authority.
SECTION 3.21    Product Liability. As of the date hereof, except as set forth in Section 3.21 of the Disclosure Schedules, none of the Sellers, the Companies nor their Subsidiaries has received written notice of a material claim for or based upon breach of product warranty or product specifications or any other allegation of material Liability resulting from the sale of any Device or the provision of any services related thereto. The Devices sold on or prior to the Closing Date (including the features and functionality offered thereby) and services rendered by the Sellers, the Companies or their Subsidiaries related thereto comply in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto.
SECTION 3.22    Insurance. Section 3.22 of the Disclosure Schedules sets forth a true, correct and complete list of all currently effective material insurance policies relating to the Business, and issued in favor of the Companies or any of their Subsidiaries or pursuant to which the Companies or any of their Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) except as would not have a Material Adverse Effect, neither the Companies nor any of their Subsidiaries are in breach or default, and neither the Companies nor any of their Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the Knowledge of Sellers, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.
SECTION 3.23    Questionable Payments. Since the Prior Acquisition Date, neither the Companies nor any of their Subsidiaries (nor, to the Knowledge of Sellers, any of

Exhibit 10.239

their Representatives) have, in connection with the operation of the Business, (a) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, or (b) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts.
SECTION 3.24    Related Party Transactions. Except as disclosed on Section 3.24 of the Disclosure Schedules, no current manager, director, officer, or Affiliate of the Companies or their Subsidiaries (a) has outstanding any Indebtedness to the Companies or any of their Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract with the Companies or any of their Subsidiaries which is neither an employment Contract nor a Company Plan.
SECTION 3.25    Commercial Relationships.
(a)    Section 3.25(a) of the Disclosure Schedules sets forth the ten (10) largest customers of the Business as of the date hereof, as measured by the dollar amount of payments made by such customers for the fiscal year ended December 31, 2014. Neither the Companies nor any of their Subsidiaries have received written notification that any such customer intends to terminate or adversely change its relationship with the Companies or any of their Subsidiaries in any material respect.
(b)    Section 3.25(b) of the Disclosure Schedules sets forth the five (5) largest suppliers of parts, inventory, components or other materials used in the products of the Business as of the date hereof, as measured by the dollar amount of payments made to such suppliers for the fiscal year ended December 31, 2014. Neither the Companies nor any of their Subsidiaries have received written notification that any such supplier intends to terminate or adversely change its relationship with the Companies or any of their Subsidiaries in any material respect.
SECTION 3.26    U.S. Export and Import Controls.
(a)    The Companies and their Subsidiaries are, and since the Prior Acquisition Date have been, in material compliance with applicable United States export control and import laws, and with United States Laws governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. § 2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et seq.), the Foreign Trade Regulations (15 C.F.R. Part 30) and all rules, regulations and executive orders relating to any of the foregoing, and the

Exhibit 10.239

laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection (collectively, the “U.S. Export Control and Import Laws”).
(b)    As of the date hereof, and since the Prior Acquisition Date, neither the Companies nor any of their Subsidiaries have received any written communication from any Governmental Authority that alleges that the Business or any agent or employee thereof has had a material violation of, is not in material compliance with, or has any material liability under, any U.S. Export Control and Import Laws.
(c)    Since the Prior Acquisition Date, neither the Companies nor any of their Subsidiaries have made or intend to make any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any potential violation or liability of the Business arising under or relating to any U.S. Export Control and Import Laws.
(d)    As of the date hereof, and since the Prior Acquisition Date, there have been no administrative enforcement actions, or, to the Knowledge of Sellers, investigations, pending or closed by any Governmental Authority with respect to any potential material violation or liability of the Business arising under or relating to any U.S. Export Control and Import Laws.
SECTION 3.27    Seller Parent Guaranty. Concurrently with the execution of this Agreement, Sellers have delivered to Purchaser the limited guaranty (the “Seller Parent Guaranty”) of Endo Limited (“Seller Parent”), dated as of the date hereof. The Seller Parent Guaranty is in full force and effect and is a valid and binding obligation of Seller Parent, enforceable against Seller Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Seller Parent under the Seller Parent Guaranty.
SECTION 3.28    Brokers. No broker, finder, investment banker or financial advisor (other than Bank of America Merrill Lynch, whose fees and expenses shall be paid by the Sellers) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Sellers, Companies, any of their Subsidiaries or any of their respective officers, managers, directors or employees.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Exhibit 10.239

Purchaser represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.
SECTION 4.01    Organization and Authority of Purchaser. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Purchaser’s ability to satisfy its obligations hereunder, Purchaser is a duly organized and validly existing corporation in good standing under the Laws of the State of Delaware.
SECTION 4.02    Corporate Approvals.
(a)    Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(b)    The board of directors of Purchaser has determined that the Agreement is in the best interests of Purchaser, declared advisable this Agreement and approved the execution, delivery and performance of this Agreement and the other transactions contemplated hereby.
SECTION 4.03    Authority for this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming that this Agreement is a valid and binding obligation of the Sellers, constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
SECTION 4.04    Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will (a) violate or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Purchaser, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, or (ii) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (c) violate, conflict with or result in a breach of any provision of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or by which

Exhibit 10.239

Purchaser or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its Subsidiaries or by which any of their respective assets are bound, except that in each of clauses (b), (c) or (d) where any failure to obtain such consents, approvals, authorizations or permits, any failure to make such filings or any such violations, conflicts, breaches or defaults would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Purchaser’s ability to satisfy its obligations hereunder.
SECTION 4.05    Litigation. There is no Action or Proceeding pending or, to the Knowledge of Purchaser, threatened against or relating to Purchaser or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Purchaser’s ability to satisfy its obligations hereunder. Neither Purchaser nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or otherwise affect Purchaser’s ability to satisfy its obligations hereunder.
SECTION 4.06    Investment Purpose. Purchaser is acquiring the Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Interests are not registered under the Securities Act, or any state securities laws, and that the Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Purchaser is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
SECTION 4.07    Available Funds. Purchaser has, and at Closing shall have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Preliminary Purchase Price as required by this Agreement, the Preferred Stock Purchase Price as required by the Preferred Stock Purchase Agreement and any fees and expenses of Purchaser and its applicable Affiliates relating to the transactions contemplated by this Agreement.
SECTION 4.08    Brokers. Purchaser will be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or

Exhibit 10.239

investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
ARTICLE V
COVENANTS
SECTION 5.01    Conduct of Business Prior to the Closing.
(a)    Each of the Sellers agrees that, during the period from the date hereof until the Closing or such earlier time as this Agreement may be terminated in accordance with its terms, except as (I) otherwise expressly permitted or required by this Agreement or the other Ancillary Agreements, (II) contemplated by the Company Restructuring, (III) required by applicable Law, (IV) set forth in Section 5.01(a) of the Disclosure Schedules, or (V) consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld or delayed), it shall cause the Companies and their Subsidiaries to conduct the Business in the ordinary course consistent with past practice, and Sellers will cause the Companies and their Subsidiaries to use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their current officers and Business Employees and to preserve the present relationships with those Persons having significant business relationships with the Companies or any of their Subsidiaries. Without limiting the generality of the foregoing and except as (A) otherwise expressly permitted or required by this Agreement or the other Ancillary Agreements, (B) contemplated by the Company Restructuring, (C) required by applicable Law, (D) set forth in Section 5.01(a) of the Disclosure Schedules or (E) consented to by Purchaser in writing (which consent shall not be unreasonably conditioned, withheld or delayed), during the period specified in the preceding sentence, each of the Sellers shall not, and shall not permit the Companies or any of their Subsidiaries to, to the extent it relates to the Business:
(i)    issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Interests or Subsidiary Securities;
(ii)    repurchase, acquire or redeem, directly or indirectly, or amend the rights of any Interests;
(iii)    subdivide, split, combine, exchange, recapitalize, reclassify or enter into any similar transaction with respect to any of its equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any Interests (other than cash dividends paid to the Companies or one of their wholly owned Subsidiaries by a wholly owned

Exhibit 10.239

Subsidiary of the Companies with regard to its capital stock or other equity interests), except that Sellers shall be entitled to receive from the Companies or any of their Subsidiaries, by way of dividends, distributions, return of capital or otherwise all Cash and Cash Equivalents owned or held by or for the benefit of the Companies or any of their Subsidiaries;
(iv)    make (x) any acquisition or cause any acquisition to be made, by means of a merger, consolidation, recapitalization, joint venture or otherwise, of any material assets or any business or equity interest of any Person or (y) any sale, lease, encumbrance or other disposition of assets or securities of the Companies or any of their Subsidiaries, in each case involving the payment of consideration (including consideration in the form of assumption of liabilities) of $1,000,000 or more or the disposition of assets or securities with a fair market value in excess of $1,000,000, except for purchases or sales of raw materials or inventory made in the ordinary course of business and consistent with past practice;
(v)    adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;
(vi)    enter into any Material Contract or amend any Material Contract in any material respect or terminate any Material Contract or grant any release or relinquishment of any material rights under any Material Contract;
(vii)    enter into, modify, supplement or amend any material lease or sublease of any real property;
(viii)    (x) incur, assume, suffer to exist or otherwise become liable or responsible for any Indebtedness, except for short-term Indebtedness incurred in the ordinary course of business consistent with past practice to fund working capital requirements in an amount not to exceed $3,000,000 at any time, (y) repay, redeem or repurchase any long-term or short-term Indebtedness or (z) cancel any Indebtedness or settle any material claim owed to the Companies or any of their Subsidiaries;
(ix)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except (i) wholly owned Subsidiaries of the Companies or (ii) obligations with respect to Indebtedness of such other Person that do not constitute Indebtedness of the Company or its Subsidiaries;

Exhibit 10.239

(x)    make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Companies);
(xi)    change in any respect any financial accounting period or any financial accounting methods, principles or significant practices used by it, except as required by GAAP or applicable law;
(xii)    make, change or revoke any Tax election, amend any material Tax Return, settle or compromise any material Tax liability, agree to an extension of the statute of limitations with respect to the assessment or collection of material Taxes, make any change in Tax accounting methods or periods, or enter into any closing agreement with respect to any material Tax;
(xiii)    adopt any amendments to its Certificate of Incorporation or Bylaws (or other similar governing documents);
(xiv)    other than as required by applicable Law or the terms of any Benefit Plan, (x) enter into any agreement with any Business Employee at the vice president level or above providing for the grant of any severance or termination pay which will or may become due and payable on or after the Closing Date, (y) grant, award or increase any salary, bonus, equity or equity-based award or benefits payable under any Benefit Plan other than merit-based salary or wage increases made in the ordinary course of business in connection with an annual review of salaries and wages and other than the payment or settlement of salary, bonus, equity or equity-based awards, or benefits in the ordinary course of business; (z) accelerate the payment or benefits payable to any director, officer or employee, other than with respect to non-officer employees in the ordinary course of business consistent with past practice;
(xv)    adopt, enter into, amend or terminate any collective bargaining, works council or similar labor agreement with a works council, union or other employee group other than renewals of any existing agreement in the ordinary course of business consistent with past practice;
(xvi)    adopt, enter into, amend or terminate any Company Plan (other than as required by applicable Law or to reflect changes in plan administration);

Exhibit 10.239

(xvii)    incur any capital expenditure or any obligations, liabilities or indebtedness in respect thereof, except for capital expenditures not to exceed $7,000,000;
(xviii)    hire any person to be employed by the Companies or any of their Subsidiaries for performance of services to the Business or terminate the employment of any Business Employee, other than the hiring or firing of a Business Employee below the vice-president level in the ordinary course of business consistent with past practice;
(xix)    form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business;
(xx)    pay, loan or advance (other than the payment of compensation, managers’ or directors’ fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers, managers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement outside of the ordinary course with, any of its officers, managers or directors or any Affiliate of any of its officers, managers or directors;
(xxi)    pay, discharge, settle or satisfy any suit, action, claim, proceeding, investigation or other liability (whether contingent, absolute, accrued, unaccrued, asserted, unasserted or otherwise) other than (x) liabilities reflected or reserved against in, or contemplated by, the Financial Information (or the notes thereto), (y) liabilities incurred in the ordinary course of business, consistent with past practice or (z) the settlement of any suit, action, claim, proceeding or investigation solely for monetary damages (without any admission of liability or other adverse consequences or restrictions on the Companies, Sellers or Purchaser) not in excess of $500,000 individually or $1,000,000 in the aggregate;
(xxii)    (w) fail to take any action necessary to protect or maintain the Intellectual Property owned, used or held for use by the Companies or any of their respective Subsidiaries that is material to the conduct of the business of the Companies or any of their respective Subsidiaries as currently conducted and planned by the Companies or any of their respective Subsidiaries to be conducted, including the prosecution of pending applications for Patents and Trademarks, the filing of documents or other information or the payment of any maintenance or

Exhibit 10.239

other fees related thereto, (x) sell, convey, transfer or encumber (other than a Permitted Encumbrance) any Business Intellectual Property, (y) grant to any third party any license, or enter into any indemnification or covenant not to sue agreement, with respect to any material Business Intellectual Property, except non-exclusive licenses granted pursuant to a sale of products to customers in the ordinary course of business consistent with past practice, or (z) disclose or allow to be disclosed any material confidential information or material confidential Business Intellectual Property to any Person, other than in the ordinary course of business consistent with past practice and subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof;
(xxiii)    sell, convey, transfer, encumber, cancel, surrender or terminate any real property or interest under any lease or sublease to which any of the Companies or any of their Subsidiaries is a party or fail to perform any material obligation or to exercise any material option in a timely manner under any such lease or sublease; or
(xxiv)    offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.
(b)    Prior to the Closing, Sellers shall, at Sellers’ expense, use commercially reasonable efforts to effect any necessary corrective change of ownership and recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where to the Knowledge of Sellers, Intellectual Property owned by the Companies or any of their Subsidiaries is recorded in the name of one or more legal predecessors of the Companies or any of their Subsidiaries or any Person other than the Companies or any of their Subsidiaries, provided that Purchaser notifies Sellers of such Intellectual Property.
SECTION 5.02    Access to Information.
(a)    From the date hereof to the Closing, subject to the Confidentiality Agreement and any applicable Law, Sellers shall (i) permit Purchaser and its Representatives to have reasonable access, during regular business hours and upon reasonable advance notice, to the properties, premises, facilities and books and records of the Sellers, the Companies and their Subsidiaries and to those officers, directors, employees, agents, accountants and counsel of the Sellers, the Companies and their Subsidiaries who have any knowledge relating to the Companies, any of their Subsidiaries or the Business and (ii) furnish to Purchaser and its Representatives such additional financial and operating data and other information regarding the Companies, their Subsidiaries and the Business (or copies thereof) as Purchaser may from time to time reasonably request, in any case, to the extent related to the transactions contemplated by

Exhibit 10.239

this Agreement and the Ancillary Agreements and solely in furtherance of the transactions contemplated hereby and thereby, but only to the extent that such access or furnishing of information does not unreasonably interfere with the businesses of Sellers or the Companies and, such information does not relate to the Excluded Assets or Excluded Liabilities; provided that the foregoing shall be conducted at Purchaser’s expense and shall not require (1) Sellers or any of their Affiliates to (w) permit any inspection, or to disclose any information, that would result in the disclosure of any competitively sensitive information of Sellers or of any of their Affiliates, (x) violate any obligations of Sellers or their Affiliates to any third party with respect to confidentiality, (y) violate any privacy or other Laws applicable to Sellers or any of their Affiliates or (z) disclose consolidated Tax Returns (other than excerpts thereof) or any Tax Returns or Tax-related work papers not solely or primarily related to the Companies, (2) any disclosure by Sellers or any of their Affiliates that Sellers believe in good faith would reasonably be expected, as a result of such disclosure, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges) (provided that the Sellers shall use commercially reasonable efforts to put in place an arrangement to permit disclosure of such books or records without risk of loss of such privilege), (3) Sellers or any of their Affiliates to disclose any information related to the Sale Process or Sellers’ or their respective representatives’ and advisors’ evaluation thereof including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the Business without being primarily prepared for the Sale Process or the sale of the Women’s Health Business or (4) the auditors and accountants of any of Sellers or their Affiliates (including the Companies and their businesses) to make any work papers available to any Person unless and until such Person has provided customary confidentiality, hold harmless or other agreements reasonably and customarily requested by such auditors or accountants.
(b)    All information provided or obtained in connection with the transactions contemplated by this Agreement (including pursuant to subsection (a) above) shall be held in accordance with the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate; provided that the Confidentiality Agreement shall terminate only in respect of the confidentiality obligations relating to that portion of the Confidential Information (as defined in the Confidentiality Agreement) relating to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(c)    Following the Closing, subject to any applicable Law and contractual confidentiality obligations, each of the Sellers shall, and shall cause its Affiliates to, permit Purchaser and its Representatives and advisors (including attorneys and accountants) to have reasonable access (including to examine and make copies of, as applicable), during regular business hours and upon reasonable advance notice, at Purchaser’s expense, to (x) the officers

Exhibit 10.239

and employees of the Sellers and their Affiliates and (y) any books and records, documents and other information in respect of the Business relating to periods prior to the Closing (collectively, “Information”) which shall not otherwise have been made available to Purchaser, the Companies or their Subsidiaries, in each case for any reasonable purpose relating to the Business, including in connection with (i) the preparation of Purchaser’s accounting records or with any audits, (ii) any Action or Proceeding relating to or referring to the Business or the Companies or their Subsidiaries in any manner, (iii) any regulatory filing or matter or (iv) any other bona fide legal or business purpose of Purchaser or its Affiliates; provided that Purchaser shall reimburse Sellers promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Sellers in connection with any such request; provided, further, that Sellers may redact or withhold any portion of any Information that does not relate to the Business or the Companies or their Subsidiaries prior to providing access thereto to Purchaser or its Representatives or advisors.
(d)    Following the Closing, subject to any applicable Law and contractual confidentiality obligations, Purchaser shall, and shall cause its Affiliates to, permit Sellers and their Representatives and advisors (including attorneys and accountants) to have reasonable access (including to examine and make copies of, as applicable), during regular business hours and upon reasonable advance notice, at Sellers’ expense, to any Transferred Books and Records for any reasonable purpose relating to the businesses of Sellers or their Affiliates, including in connection with (i) the preparation of Sellers’ or their Affiliates’ accounting records or with any audits, (ii) any Action or Proceeding made against either Seller relating to or referring to the Business or the Companies or their Subsidiaries in any manner, (iii) any regulatory filing or matter or (iv) any other bona fide legal or business purpose of Sellers or their Affiliates; provided that Sellers shall reimburse Purchaser promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Purchaser in connection with any such request.
(e)    At the Closing, Sellers shall transmit, and shall cause their Affiliates or the acquirer of the Women’s Health Business to transmit, to Purchaser (or the Companies) all Transferred Books and Records to the extent in the possession of Sellers and their Affiliates or the acquirer of the Women’s Health Business; provided that to the extent it is not possible to transmit all Transferred Books and Records at Closing, notwithstanding Sellers’ commercially reasonable efforts to do so, Sellers shall transmit, and shall cause their Affiliates or the acquirer of the Women’s Health Business to transmit, to Purchaser (or the Companies) all Transferred Books and Records to the extent in the possession of Sellers and their Affiliates or the acquirer of the Women’s Health Business that are material to the operation of the Business and shall transmit the remaining Transferred Books and Records as soon as practicable after Closing. During such period after Closing, Sellers shall provide copies of any Transferred Books and Records not yet transmitted to Purchaser (or the Companies) on an as-needed basis upon reasonable written request of Purchaser.

Exhibit 10.239

(f)    Notwithstanding the foregoing, Sellers and their Affiliates shall not be required to disclose any Information and Purchaser and its Affiliates shall not be required to disclose any Transferred Books and Records if (i) such party believes in good faith that doing so presents a significant risk, based on advice of outside counsel, of resulting in a loss of the ability to successfully assert a claim of Privilege or (ii) Sellers or any of their Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that, in the case of clause (i) above, the parties hereto shall use commercially reasonable efforts to put in place an arrangement to permit disclosure of such information without risk of loss of such privilege; provided, further, that Sellers and their Affiliates shall not be required to provide Purchaser or its Representatives with any information related to the Sale Process or Sellers’ or their Representatives’ evaluation thereof, including projections, financial or other information related thereto other than projections, financial or other information prepared in the ordinary course of the Business without being primarily prepared for the Sale Process.
(g)    Each party shall preserve and keep all books and records that are retained by Sellers or any of their Affiliates or are obtained by Purchaser hereunder, as the case may be, which information relates to the Companies or their Subsidiaries or the Business, for a reasonable period (not less than seven (7) years) after the Closing Date, or for any longer period as may be (i) required by Law or any Governmental Authority, (ii) required under an Ancillary Agreement or (iii) reasonably necessary with respect to the prosecution or defense of any audit or other legal or regulatory action that is then pending or threatened and with respect to which the requesting party has notified the other party as to the need to retain such books and records.
SECTION 5.03    Confidentiality. The Sellers agree to, and shall cause their Representatives to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Companies and their Subsidiaries, including the Information, (b) in the event that the Sellers or any such Representative becomes legally compelled to disclose any such information, provide Purchaser with prompt written notice of such requirement so that Purchaser, the Companies or any of their Subsidiaries may seek a protective order or other remedy or waive compliance with this Section 5.03, (c) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information; provided that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not

Exhibit 10.239

disclosed in breach of this Agreement by the Sellers or its Representatives; and provided further that, with respect to Intellectual Property, specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.
SECTION 5.04    Provisions Respecting Representation of the Companies.
(a)    Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that any of Skadden, Arps, Slate, Meagher & Flom LLP or Reed Smith LLP (collectively, the “Law Firms”) may serve as counsel to Sellers or any of their Affiliates, on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, any of the Law Firms (or any successor) may serve as counsel to Sellers or any of their Affiliates, in connection with any Action or Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Companies, and each of the parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. The parties agree to use commercially reasonable efforts to take the steps reasonably necessary to ensure that any privilege attaching as a result of any Law Firm representing the Companies in connection with the negotiation, preparation, execution, delivery and performance of this Agreement or any matters relating to the Excluded Assets or Excluded Liabilities shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Sellers. As to any privileged attorney client communications between any Law Firm and the Companies prior to the Closing Date arising from the Law Firms’ representation of the Companies in connection with the negotiation, preparation, execution, delivery and performance of this Agreement or any matters relating to the Excluded Assets or Excluded Liabilities, as the case may be, Purchaser and the Companies, together with any of their Affiliates, Subsidiaries, successors or assigns, agree that no such party may use or rely on any such privileged attorney client communications in any action against or involving any of the parties after the Closing. In addition, all communications involving attorney-client confidences between the Sellers, the Companies or their Affiliates, on the one hand, and any Law Firm, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Sellers and

Exhibit 10.239

their Affiliates (and not the Companies or their Subsidiaries). Accordingly, the Companies and their Subsidiaries shall not have access to any such communications or to the files of any Law Firm relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) the Sellers and their Affiliates (and not the Companies and their Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Companies or their Subsidiaries shall be a holder thereof, (ii) to the extent that files of any Law Firm in respect of such engagement constitute property of the client, only the Sellers and their Affiliates (and not the Companies and their Subsidiaries) shall hold such property rights and (iii) such Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies or any of their Subsidiaries by reason of any attorney-client relationship between the Law Firm and the Companies or any of their Subsidiaries or otherwise.
(b)    Notwithstanding Section 5.03(a), the parties hereto acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence and all other privileges and expectations of client confidence to the extent owned by any of the Companies or their Subsidiaries and involving general business matters of any of the Companies or their Subsidiaries or the Business (but not this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby) and arising prior to the Closing shall, after the Closing, continue to be owned by the Companies and their Subsidiaries and the applicable Companies and their Subsidiaries shall have the right to control, assert or waive all such privileges and protections.
(c)    Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates that Arnold & Porter LLP (“Arnold & Porter”) may serve (i) on the one hand, as counsel to Sellers or any of their Affiliates, with respect to certain litigation matters arising from the operation of the Women’s Health Business and (ii) on the other hand, as counsel to Purchaser or any of its Affiliates (including the Companies and their Subsidiaries), with respect to antitrust matters in connection with this Agreement and the transactions contemplated hereby, and each party hereto consents thereto and irrevocably waives any conflict of interest therefrom, and each of such parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest. The parties agree to use commercially reasonable efforts to take the steps reasonably necessary to ensure that (x) any privilege attaching as a result of Arnold & Porter representing Purchaser in connection with the negotiation, preparation, execution, delivery and performance of this Agreement shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Purchaser and (y) any privilege attaching as a result of Arnold & Porter representing the Companies in connection with any matters relating to the Excluded Assets or Excluded Liabilities shall survive the Closing and shall remain in effect, provided that such privilege from and after the Closing shall be controlled by Sellers.

Exhibit 10.239

(d)    This Section 5.04 is intended to be for the benefit of, and shall be enforceable by, each of the Law Firms and Arnold & Porter.
SECTION 5.05    Production of Witnesses; Records; Cooperation. At all times from and after the Closing, Sellers shall use their reasonable best efforts to make available to Purchaser, upon reasonable written request, their and their Affiliates’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action or Proceeding in which Purchaser may from time to time be involved (except for claims, demands or Actions or Proceedings between Sellers and Purchaser) in connection with the Business and (ii) there is no conflict in the Action or Proceeding between Sellers and Purchaser, as applicable. Sellers shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) as may be reasonably incurred and properly paid under applicable Law. At all times from and after the Closing, Purchaser shall use its reasonable best efforts to make available to Sellers, upon reasonable written request, the Companies’ and their Subsidiaries’ officers, directors, employees, consultants and agents as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action or Proceeding in which Sellers may from time to time be involved (except for claims, demands or Actions or Proceedings between Sellers and Purchaser) and (ii) there is no conflict in the Action or Proceeding between Sellers and Purchaser, as applicable. Purchaser shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) as may be reasonably incurred and properly paid under applicable Law.
SECTION 5.06    Employees; Benefit Plans.
(a)    At the Closing, Purchaser shall, or shall cause the Companies to, continue the employment, on an at-will basis, of each Employee in the United States and as required by local law outside of the United States or will offer employment to each Non-Company Business Employee on the terms set forth in Section 5.06(b) and in accordance with applicable Law; provided that any Employee who is then absent by reason of disability leave, sick leave or other extended personal leave under a Benefit Plan that is not a Company Plan shall remain covered by such Benefit Plan until such Employee’s return from leave. The Sellers and their Affiliates will

Exhibit 10.239

be liable for severance, termination, indemnity, redundancy or other similar payment required by applicable Law to be made to any Non-Company Business Employee as a result of or in connection with the transactions contemplated by this Agreement, or such Non-Company Business Employee’s refusal of Purchaser’s offer of employment, but only to the extent that Purchaser has complied with Section 5.06(b) and Purchaser’s offers of employment comply with applicable Law.
(b)    During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Companies), and in accordance with applicable Law, Purchaser shall, or shall cause the Companies to, provide each Employee who remains employed immediately after the Closing and each Non-Company Business Employee who accepts and commences employment as of the Closing (“Company Continuing Employee”) with (i) base salary or hourly wages, target annual cash bonus opportunities, commissions, incentive or retention compensation, retirement benefits and welfare benefits having an aggregate value that is no less than the aggregate value of the base salary or hourly wages, target annual cash bonus opportunities, commissions, equity-based compensation, retirement benefits and welfare benefits provided by the Companies immediately prior to the Closing (it being specifically understood and agreed that neither the Purchaser nor the Companies shall have any obligation to provide the Company Continuing Employees with compensation in the form of equity); (ii) severance benefits that are no less favorable in the aggregate than those provided by the Companies under the practice, plan or policy in effect for similar Business Employees immediately prior to the Closing (provided that, for the avoidance of doubt, Purchaser may pay and administer such benefits, including any Consolidated Omnibus Budget Reconciliation Act (COBRA) premiums or subsidies, in accordance with Purchaser’s severance practices, plans or policies as in effect from time to time); and (iii) vacation and paid time off benefits that are no less favorable than the vacation and paid time off benefits in effect for such Company Continuing Employee immediately prior to the Closing. With respect to base salary or hourly wages to be provided under clause (i) in this Section 5.06(b), for the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Companies), Purchaser shall not reduce the base salary (except in the event of a change in full time status resulting in a reduction in the Company Continuing Employee’s working hours) or hourly wages from that provided by the Companies immediately prior to the Closing.
(c)    With respect to any employee benefit plan maintained by Purchaser or its Subsidiaries (collectively, “Purchaser Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Purchaser shall, or shall cause the Companies to, recognize all service of the Company Continuing Employees with the Companies or any of their Subsidiaries or the employer of such Non-Company Business Employees who

Exhibit 10.239

become Company Continuing Employees, as the case may be, as if such service were with Purchaser, for vesting and eligibility purposes in any Purchaser Benefit Plan (other than for benefit accrual purposes under any defined benefit pension plan) in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.
(d)    Purchaser shall, or shall cause the Companies to, (i) waive any preexisting condition limitations otherwise applicable to Company Continuing Employees and their eligible dependents under any plan of Purchaser or any Subsidiary of Purchaser that provides health benefits in which Company Continuing Employees may be eligible to participate following the Closing, other than any limitations that were in effect with respect to such employees as of the Closing under the analogous Benefit Plan and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Continuing Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing. In addition, Purchaser shall either, (x) if administratively practicable (in Purchaser’s reasonable determination), honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Purchaser, the Companies or any of their Subsidiaries in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred or (y) within 60 days following the Closing Date, offer to each Company Continuing Employee who elects to participate in a Purchaser Benefit Plan that provides health benefits a cash amount not less than $500, as determined by Purchaser in its reasonable discretion, towards satisfying any deductibles, co-payments or out-of-pocket maximums under the Purchaser Benefit Plans.
(e)    Notwithstanding anything in this Agreement to the contrary, after the Closing, Purchaser shall, or shall cause the Companies to, provide for terms and conditions of employment for any Company Continuing Employee (i) in accordance with applicable Law, and (ii) for any Company Continuing Employee whose employment is subject to any collective bargaining agreement or similar agreement with any labor organization or works council, terms and conditions of employment in accordance with such agreement.
(f)    Sellers shall cause the Companies to comply with their respective obligations to notify and consult with the relevant employees, employees’ representatives, labor unions, labor organizations, works councils, labor boards and relevant Governmental Authorities

Exhibit 10.239

in connection with the transactions contemplated by this Agreement in accordance with Law and any applicable collective bargaining, works council or similar agreements.  Purchaser shall, to the extent required by applicable Law, provide Sellers with documents and information regarding its intentions relating to the applicable Business Employees for the purpose of such notifications or consultations, as applicable. Purchaser may (but shall not be required to, unless required by applicable Law) attend any notification or consultation meetings with employees, employees’ representatives, labor unions, labor organizations, works councils, labor boards and relevant Governmental Authorities. Sellers shall keep Purchaser reasonably informed with respect to any actions taken by it or any of its Affiliates of the type contemplated by this Section 5.06(f). Sellers shall not take any such actions that would give employees the right to acquire or make an offer to acquire the Companies or any of their Subsidiaries, or any assets of the Companies or any of their Subsidiaries, without first notifying Purchaser, and Purchaser may (but shall not be required to) cooperate with Sellers in communicating and negotiating with the relevant employees with respect to any such rights.
(g)    This Section 5.06 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, or preclude Purchaser from amending, modifying or termination any benefit plan, program, agreement or arrangement following the Closing. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06 shall not create any right in any Employee or any other Person to any continued employment with the Companies, Purchaser or any of their Affiliates or compensation or benefits of any nature or kind whatsoever.
SECTION 5.07    Company Restructuring. Sellers shall, and shall cause their Subsidiaries to, complete the Company Restructuring in accordance with the provisions and principles set forth in Section 1.1(b) of the Disclosure Schedules. Sellers shall keep Purchaser informed in respect of the actions and timing of the Company Restructuring.
SECTION 5.08    Governmental Approvals and Other Third-Party Consents.
(a)    Each party hereto shall use its reasonable best efforts to obtain, or cause to be obtained, as promptly as practicable, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not take any action with the intent to delay, impair or impede the receipt of any required consents, authorizations, orders and approvals. Each party hereto

Exhibit 10.239

agrees to make promptly an appropriate filing pursuant to the HSR Act and Foreign Antitrust Laws with respect to the transactions contemplated by this Agreement (but in any event, in the case of the filing pursuant to the HSR Act, within fifteen (15) Business Days after the date hereof, unless otherwise agreed by counsel of each of Purchaser and Sellers) and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act or Foreign Antitrust Laws.
(b)    Purchaser acknowledges that its reasonable best efforts under this Section 5.08 include an obligation that Purchaser commit to or effect (i) the license, sale, divestiture or disposition of any portion or portions of assets, products or properties of the laser prostate health business of the Companies, Purchaser and their respective Affiliates generating annual revenue (calculated based on the results of the fiscal year ended December 31, 2014) up to an aggregate amount equal to $80,000,000, or (ii) any modification to one or more of the Ancillary Agreements that would not, individually or in the aggregate, be reasonably likely to adversely affect in a material respect the ability of the Purchaser or any of its Affiliates to conduct the Business or any of their other businesses consistent with past practice; provided that such license, sale, divestiture or disposition or such modification is required or imposed by a Governmental Authority to permit the consummation of the transactions contemplated by this Agreement under any antitrust, competition or trade regulation Law. Other than as described in the preceding sentence, nothing in this Section 5.08 or otherwise in this Agreement shall require Purchaser or any of its Affiliates to propose, negotiate, commit to or effect, the license, sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any such assets, properties or businesses. In addition, Purchaser and its Affiliates shall use their respective reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.
(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Companies with Governmental Authorities in the ordinary course of business or any disclosure which is not permitted by Law), shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party

Exhibit 10.239

shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)    Subject to Section 5.27 and Section 5.28, Sellers and Purchaser shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including those described in Section 3.04 and Section 4.04 of the Disclosure Schedules; provided that none of Sellers, Purchaser, nor any of their Affiliates shall be obligated to (i) commence any litigation in respect thereto, (ii) pay any consideration therefor to any third party from whom consent or approval is requested, except such amounts as are contractually committed to be paid pursuant to the applicable instrument in connection with the granting of such consent or approval or such amounts that do not exceed $5,000 for any one consent or approval or $50,000 in the aggregate for Sellers and their Affiliates and Purchaser and its Affiliates, respectively, or (iii) otherwise grant any accommodation (financial or otherwise) to any third party.
SECTION 5.09    Closing Conditions. Without limiting any other provision of this Agreement, including Section 5.08 (Governmental Approvals and Other Third-Party Consents), from the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Companies to, use their reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.
SECTION 5.10    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Sellers and Purchaser can disclose any information concerning the transactions contemplated hereby which they deem appropriate in their reasonable judgment, in light of their status as a publicly owned company, including to securities analysts and institutional investors and in press interviews. Notwithstanding the foregoing, the restrictions sets forth in this Section 5.10 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute between the parties regarding this Agreement. The parties agree that the initial press releases to be issued with respect to the transactions contemplated by this Agreement shall be in the forms heretofore agreed to by the parties.

Exhibit 10.239

SECTION 5.11    Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
SECTION 5.12    Guarantees.
(a)    Purchaser shall use commercially reasonable efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Sellers or any of their Affiliates (other than the Companies), as applicable, effective as of the Closing, in respect of all obligations of Sellers or their Affiliates (other than the Companies) under any guaranties, bonding arrangements, keepwells, net working capital maintenance agreements, reimbursement obligations, letters of credit or letters of comfort obtained by or binding Sellers or their Affiliates (other than the Companies) for the benefit of the Companies or the Business as set forth on Section 5.12(a) of the Disclosure Schedules (the “Guarantees”).
(b)    With respect to any Guarantees that remain outstanding after the Closing Date, (i) Sellers and Purchaser shall continue to cooperate and use their respective commercially reasonable efforts to terminate, or, if the parties are unable to so terminate, cause Purchaser or one of its Affiliates to be substituted in all respects for Sellers in respect of, all obligations under the Guarantees, (ii) Purchaser shall indemnify and hold harmless Sellers for any Losses arising from or relating to such Guarantees and (iii) Purchaser shall not permit any of its Subsidiaries or Affiliates to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any Contract or other obligation for which Sellers are or would reasonably be expected to be liable under such Guarantee. To the extent that Sellers have performance obligations under any Guarantee, Purchaser will use commercially reasonable efforts to (x) perform such obligations on behalf of Sellers or (y) otherwise take such action as is reasonably requested by Sellers so as to put Sellers in the same position as if Purchaser, and not Sellers, had performed or were performing such obligations.
SECTION 5.13    Interaffiliate Agreements. Sellers shall, and shall cause their Affiliates (including the Companies) to, effective immediately prior to the Closing, execute and deliver such termination agreements, releases, and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or as otherwise determined by Sellers after consultation with Purchaser), each of the arrangements, commitments, loans and contracts between each of the Companies, on the one hand, and any of Sellers or their Affiliates (other than the Companies or their Subsidiaries), on the other hand, including the arrangements set forth in Section 5.13 of the Disclosure Schedules other than as

Exhibit 10.239

contemplated by this Agreement (such terminating agreements, releases and discharges, the “Terminating Interaffiliate Agreements”), and Sellers shall, and shall cause their Affiliates (other than the Companies or their Subsidiaries), on the one hand, to, and Purchaser shall, and shall cause the Companies and Purchaser’s and the Companies’ Affiliates, on the other hand, to, fully and finally waive and release, effective as of the Closing Date, any claims, causes of action, losses, liabilities or other rights arising under the Terminating Interaffiliate Agreements (including such claims, causes of action, losses, liabilities or other rights that may arise as a result of the termination of the Terminating Interaffiliate Agreements), other than as set forth in Section 5.13(i) of the Disclosure Schedules.
SECTION 5.14    No Financing Condition. Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that its obligations to effect the transactions contemplated by this Agreement are not conditioned upon the availability to Purchaser or any of its Affiliates of any debt, equity or other financing in any amount whatsoever.
SECTION 5.15    Reporting Assistance. Upon reasonable written notice between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, and subject to the confidentiality obligations in the Confidentiality Agreement and any applicable Law (including antitrust Law), in addition to the access contemplated by Section 5.02, Sellers shall, and shall cause the Companies and their Subsidiaries to, furnish or cause to be furnished to Purchaser, during normal business hours, provided that such access shall not unreasonably disrupt personnel, operations and properties of Sellers, the Companies and their Subsidiaries, such reasonable access to the books, records and properties of the Companies and their Subsidiaries and reasonable cooperation as is necessary in connection with Purchaser’s preparation of its Current Report on Form 8-K in connection with consummation of the transactions contemplated by this Agreement and the other financial reporting obligations of Purchaser in connection with the transactions contemplated by this Agreement; provided that Sellers, the Companies and the Companies’ Subsidiaries shall have no obligation to incur any out of pocket costs or expenses in connection therewith, including the costs and expenses to retain or engage any third party accountants or other outside advisors and Purchaser shall promptly (and in any event prior to the Closing) upon request by Sellers reimburse Sellers for any such costs and expenses incurred by Sellers, the Companies or the Companies’ Subsidiaries; provided, further, that Sellers, the Companies and the Companies’ Subsidiaries shall not otherwise be required to execute or deliver any certificates regarding such financial statements or make any representations, warranties or covenants or deliver any legal opinions or certificates in support thereof or in connection therewith.
SECTION 5.16    Insurance. Purchaser acknowledges and agrees that none of it, the Companies or their Affiliates shall be entitled to the benefit of insurance coverage for

Exhibit 10.239

the Business under policies of Sellers and their Affiliates (other than the Companies) and no claims may be brought after the Closing Date against any policy of Sellers and their Affiliates in respect of the Business; provided that, in respect of the insurance coverage related to the American Medical Systems Inc. Postretirement Benefit Plan, Sellers shall, and shall cause their Affiliates to, continue to provide the benefit of such insurance coverage to the Business or the participants in such plan, as applicable, after the Closing Date.
SECTION 5.17    Transaction Expenses. At or prior to the Closing, Sellers shall, or shall cause their Affiliates to, pay any and all Transaction Expenses, it being understood that the Companies and their Subsidiaries shall not bear the cost of any Transaction Expenses. For the avoidance of doubt, Purchaser shall bear all fees and expenses of outside counsel, financial advisors and other third party advisors incurred by Purchaser, and Sellers shall bear all fees and expenses of outside counsel, financial advisers and other third party advisors incurred by Sellers or incurred prior to the Closing by the Companies or their Subsidiaries, in connection with the sale of the Companies by Sellers, including in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
SECTION 5.18    Correspondence. From and after the Closing, (i) Sellers shall use reasonable best efforts to cause to be delivered promptly to Purchaser or the Companies, as applicable, any mail or other communications received by Sellers or their Affiliates intended for the Business and (ii) Purchaser shall use reasonable best efforts to cause to be delivered promptly to Sellers any mail or other communications received by Purchaser, the Companies or their Affiliates intended for the Sellers or their Affiliates. The provisions of this Section 5.18 are not intended to, and shall not be deemed to, constitute an authorization by any of Sellers, the Companies or Purchaser to permit the other to accept service of process on its behalf, and none of Sellers, the Companies or Purchaser is or shall be deemed to be the agent of the other for service of process purposes.
SECTION 5.19    Payments of Receivables After Closing.
(a)    In the event that following the Closing, Purchaser, the Companies or any of their Affiliates receives any payments in respect of any receivables of businesses of Sellers other than the Business, Purchaser shall, or shall cause the applicable Affiliate to, receive such payment as the agent for Sellers and deliver such payment to Sellers promptly after such receipt without any set-off (but at no net Tax cost to Purchaser or its Affiliates).
(b)    In the event that following the Closing, Sellers or any of their Affiliates receives any payments in respect of any receivables of the Companies of their Subsidiaries relating to any period of time (i) after the Closing or (ii) prior to the Closing to the extent such

Exhibit 10.239

receivables were included in the calculation of Estimated Net Working Capital or are included in the calculation of Final Net Working Capital, Sellers shall, or shall cause the applicable Affiliate to, receive such payment as the agent for Purchaser and deliver such payment to the appropriate Purchaser or a designated Affiliate of that Purchaser promptly after such receipt without any set-off (but at no net Tax cost to Sellers or their Affiliates).
SECTION 5.20    Use of Names.
(a)    Use of Names of Sellers.
(i)    As promptly as reasonably practicable following the Closing, and in any event not later than sixty (60) days following the Closing for entities that are incorporated in the United States, Purchaser shall, and shall cause the Companies and their Subsidiaries to, at the expense of Purchaser, file with the applicable Governmental Authorities (including any applicable secretaries of state or other Governmental Authorities in the United States and foreign jurisdictions) all documents necessary to effect a name change and any amendment of the bylaws and any other organizational documents of the Companies, their Subsidiaries and their Affiliates necessary to remove any reference to the “ENDO” mark, any name or mark that incorporates any “ENDO” mark, or any of the marks set forth on Section 5.20(a)(i) of the Disclosure Schedules from the name(s) of the Companies and their Subsidiaries (collectively, the “Endo Names and Marks”). With respect to entities that are not incorporated in the United States, as promptly as reasonably practicable following the Closing, and in any event not later than ninety (90) days following the regulatory approval of the transfer of product registrations of Devices, on a country-by-country basis Purchaser shall, and shall cause the Companies and their Subsidiaries to, at the expense of Purchaser, file with the applicable Governmental Authorities all documents necessary to effect a name change and any amendment of the bylaws and any other organizational documents of the Companies, their Subsidiaries and their Affiliates necessary to remove any reference to the Endo Names and Marks. Purchaser shall, and shall cause the Companies and their Subsidiaries to, use commercially reasonable best efforts to effect the foregoing name changes, including by filing all applicable documents relating to required approvals, permits and licenses in connection with this Section 5.20(a)(i) with the appropriate Governmental Authorities, as promptly as reasonably practicable, and Purchaser shall, and shall cause the Companies and their Subsidiaries to, in all cases file all applicable documents relating to required approvals, permits and licenses with the appropriate Governmental Authorities, as promptly as reasonably practicable, and in any event no later than sixty (60) days following

Exhibit 10.239

the Closing for entities that are incorporated in the United States. For the avoidance of doubt, all references to “name” or “names” in this Section 5.20(a)(i) shall include any legal entity names, d/b/a’s, trade names and any other names.
(ii)    Following the Closing, except for the limited right to use as expressly permitted by this Section 5.20(a), neither Purchaser nor its Affiliates shall have hereunder any right, title or interest in or to, or right to use any of the Endo Names and Marks.
(iii)    On a country-by-country basis, as soon as reasonably practicable after the effectiveness of the name change contemplated in clause (i) above, and, with respect to materials other than product inventory, in no event later than one hundred eighty (180) days following such effectiveness, and with respect to product inventory, in no event later than three hundred and sixty-five (365) days following such effectiveness, Purchaser shall, and shall cause the Companies and their Subsidiaries (and their licensees, agents and contractors) to, cease all use of the Endo Names and Marks and shall remove, strike over or otherwise obliterate all Endo Names and Marks from all of their assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, advertising and promotional materials, publications, manuals, forms, websites, social media sites, email, software and other materials and systems that are consumer facing. In furtherance of the foregoing, Sellers grant a worldwide, royalty-free, non-transferable, non-exclusive right and license to the Companies for a period from the Closing Date through the date that is one hundred eighty (180) days, and solely with respect to product inventory, three hundred and sixty-five (365) days, following the effectiveness of the name change contemplated in clause (i) above to use the Endo Names and Marks, to the extent necessary to use such assets and other materials in the same form and manner as prior to the date hereof and to sell off, or (in the case of outdated product inventory) dispose of, product inventory.
(iv)    On a country-by-country basis, promptly after the effectiveness of the name change contemplated in clause (i) above, and in any event no later than one hundred eighty (180) days following the effectiveness of the name change contemplated in clause (i) above, for materials other than product inventory, and no later than three hundred and sixty-five (365) days following the effectiveness of the name change effected in clause (i) above for products inventory, Purchaser shall, and shall cause the Companies and their Subsidiaries to, destroy and dispose of all labels and all packaging, advertising, marketing, sales and promotional materials, in each case in its possession or

Exhibit 10.239

subject to its control, bearing any Endo Names and Marks. In no event shall the Companies or their Subsidiaries use any Endo Names and Marks in any manner or for any purpose different from the use of such Endo Names and Marks by the Companies and their Subsidiaries as of the date hereof and consistent with past practice to package, market, distribute and sell the Companies’ products.
(v)    Purchaser shall indemnify and hold harmless Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns from and against any and all Losses arising from Purchaser’s and its Affiliates’ use of the Endo Names and Marks in accordance with the provisions of this Section 5.20.
(b)    Use of Names of Companies.
(i)    As promptly as reasonably practicable following the Closing, and in any event not later than sixty (60) days following the Closing for entities that are incorporated in the United States, the Sellers shall, and shall cause their Affiliates to, at the expense of the Sellers, file with the applicable Governmental Authorities (including any applicable secretaries of state or other Governmental Authorities in the United States and foreign jurisdictions) all documents necessary to effect a name change and any amendment of the bylaws and any other organizational documents of the Sellers and their Affiliates necessary to remove any reference to the “AMS” or “AMERICAN MEDICAL SYSTEMS” marks, any name or mark that incorporates any of the “AMS” or “AMERICAN MEDICAL SYSTEMS” marks, or any of the marks set forth on Section 5.20(b)(i) of the Disclosure Schedules from the name(s) of the Sellers and their Affiliates (collectively, the “AMS Names and Marks”). With respect to entities that are not incorporated in the United States, as promptly as reasonably practicable following the Closing, and in any event not later than ninety (90) days following the regulatory approval of the transfer of product registrations of Devices, on a country-by-country basis, Sellers shall, and shall cause their Affiliates to, at the expense of Purchaser, file with the applicable Governmental Authorities all documents necessary to effect a name change and any amendment of the bylaws and any other organizational documents of the Sellers and their Affiliates necessary to remove any reference to the AMS Names and Marks. The Sellers shall, and shall cause their Affiliates to, use commercially reasonable best efforts to effect the foregoing name changes, including by filing all applicable documents relating to required approvals, permits and licenses in connection with this Section 5.20(b)(i) with the appropriate Governmental Authorities, as promptly as reasonably practicable, and the Sellers and their Affiliates shall in all

Exhibit 10.239

cases file all applicable documents relating to required approvals, permits and licenses with the appropriate Governmental Authorities as promptly as reasonably practicable, and in any event no later than sixty (60) days following the Closing for entities that are incorporated in the United States. For the avoidance of doubt, all references to “name” or “names” in this Section 5.20(b) shall include any legal entity names, d/b/a’s, trade names and any other names.
(ii)    Following the Closing, except for the limited right to use as expressly permitted by this Section 5.20, neither Sellers nor their Affiliates shall have hereunder any right, title or interest in or to, or right to use any of the AMS Names and Marks.
(iii)     On a country-by-country basis, as soon as reasonably practicable after the effectiveness of the name change contemplated in clause (i) above, and, with respect to materials other than product inventory, in no event later than one hundred eighty (180) days following the effectiveness of the name change contemplated in clause (i) above, and with respect to product inventory, in no event later than three hundred and sixty-five (365) days following such effectiveness, Sellers shall, and shall cause their Affiliates (and their licensees, agents and contractors) to, cease all use of the AMS Names and Marks and shall remove, strike over or otherwise obliterate all AMS Names and Marks from all of their assets and other materials, including any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, advertising and promotional materials, publications, manuals, forms, websites, social media sites, email, software and other materials and systems that are consumer facing. In furtherance of the foregoing, the Purchaser grants a worldwide, royalty-free, non-transferable, non-exclusive right and license to the Sellers for a period from the Closing Date through the date that is one hundred eighty (180) days, and solely with respect to product inventory, three hundred and sixty-five (365) days, following the effectiveness of the name change contemplated in clause (i) above to use the AMS Names and Marks, to the extent necessary to use such assets and other materials in the same form and manner as prior to the date hereof and to sell off, or (in the case of outdated product inventory) dispose of, product inventory.
(iv)    On a country-by-country basis, promptly after the effectiveness of the name change contemplated in clause (i) above, and in any event no later than one hundred eighty (180) days following the effectiveness of the name change contemplated in clause (i) above, for materials other than product inventory, and no later than three hundred and sixty-five (365) days following the effectiveness of the name change effected in clause (i) above for

Exhibit 10.239

products inventory, Sellers shall, and shall cause their Affiliates to, destroy and dispose of all labels and all packaging, advertising, marketing, sales and promotional materials, in each case in its possession or subject to its control, bearing any AMS Names and Marks. In no event shall the Sellers or their Affiliates use any AMS Names and Marks in any manner or for any purpose different from the use of such AMS Names and Marks by the Sellers and their Affiliates as of the date hereof and consistent with past practice to package, market, distribute and sell the Sellers’ products.
(v)    Sellers shall indemnify and hold harmless Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns from and against any and all Losses arising from Sellers’ and their Affiliates’ use of the AMS Names and Marks in accordance with the provisions of this Section 5.20.
SECTION 5.21    Non-Competition/Non-Solicitation.
(a)    For a period of three years after the Closing (the “Restricted Period”), each of the Sellers shall not, and shall cause its Affiliates not to, directly or indirectly, anywhere in the world engage in the Business or, without the prior written consent of Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant, agent, investor or otherwise, any Person that competes with the Business; provided that, for the purposes of this Section 5.21(a), (i) ownership of securities having no more than 5% of the outstanding voting power of any competitor as to which Sellers and their Affiliates do not exercise control and (ii) any transaction or transactions as a result of which Sellers or their Affiliates acquire any interest in any Person engaging in a competing business or the conduct, operation or ownership of such competing business after such transaction, if the total revenues of such Person attributable to the competing business for the fiscal year immediately preceding such transaction was less than 20% of such Person’s total revenue for such year, shall not be deemed to be in violation of this Section 5.21(a) as long as the Person owning such securities has no other connection or relationship with such competitor. The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.21(a).
(b)    For a period of one year from the Closing Date, Sellers agree that neither they nor their respective Affiliates shall, without the prior written consent of Purchaser, directly or indirectly, solicit for employment or hire any Business Employee; provided that nothing in this Section 5.21(b) shall prohibit Sellers or their Affiliates from soliciting or hiring any person pursuant to general solicitations of employment in any newspaper, magazine, trade publication,

Exhibit 10.239

electronic medium or media or from soliciting or hiring any person whose employment with Purchaser or its Affiliates has terminated.
(c)    The Sellers acknowledge that the covenants of the Sellers set forth in this Section 5.21 are an essential element of this Agreement and that, but for the agreement of the Sellers to comply with these covenants, Purchaser would not have entered into this Agreement. The Sellers acknowledge that this Section 5.21 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by Purchaser. The Sellers have independently consulted with their counsel and after such consultation agrees that the covenants set forth in this Section 5.21 are reasonable and proper.
(d)    If any covenant in this Section 5.21 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, the parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 5.21 in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the court or Governmental Authority making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 5.21 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 5.21 will be enforceable as so modified.
(e)    In the event that Sellers sell all or any portion of the Women’s Health Business to a third party, Sellers will cause the acquirer thereof to abide by the terms of this Section 5.21 and will provide that the Purchaser is a third party beneficiary to such agreement.
SECTION 5.22    No Reliance.
(a)    Purchaser acknowledges and agrees that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Companies, their Subsidiaries and the Business and the nature and condition of their respective properties, assets and the Business and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties expressly set forth in Article III. Purchaser acknowledges that there are uncertainties inherent in attempting to make projections and other forecasts, forward-looking information and plans and accordingly is not relying on

Exhibit 10.239

them, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Purchaser and its Affiliates, agents and Representatives shall have no claim against any Person with respect thereto. Without limiting the generality of the foregoing, Purchaser hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement, (i) none of Sellers, the Companies or their respective Affiliates nor any other Person has made any representation or warranty whatsoever, express or implied, including any implied warranty or representation as to the value, condition, merchantability or suitability as to any of the Companies’ assets or any representations or warranties with respect to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, (ii) Purchaser is not relying on any other information, (iii) any estimates, forecasts, predictions, data, financial information, projections or budgets for the Companies’ businesses (including the Business), any material, documents or information relating to the Companies’ businesses (including the Business) or the Companies, whether written or oral, made available to Purchaser or its Representatives in any “data room,” (including the Data Room) confidential information memorandum, presentation by the management of the Companies’ businesses (including the Business), due diligence discussion or otherwise are not and shall not be deemed to be or include representations or warranties (including as to completeness or accuracy) unless any such materials or information are the subject of any express representation or warranty set forth in Article III of this Agreement and (iv) Purchaser is not relying on any other representations or warranties, except as expressly and to the extent specifically set forth in a representation or warranty in Article III.
SECTION 5.23    Tax Matters.
(a)    Indemnification.
(i)    From and after the Closing Date, Sellers, jointly and severally, agree to indemnify, defend, and hold Purchaser and its Affiliates (including the Companies and their Subsidiaries) harmless from and against and in respect of, without duplication, (A) any and all Taxes imposed on, assessed against or otherwise payable by or with respect to the Companies or their Subsidiaries (including their assets) for any Pre-Closing Tax Period or any Pre-Closing Straddle Period (including any Taxes resulting from the separation of the Excluded Assets and Excluded Liabilities from the Business, including the implementation of the Company Restructuring or the transfer of the Foreign Sub Shares by AMS Seller to Foreign Sub Seller; (B) any and all Taxes of Purchaser or its Affiliates (including the Companies and their Subsidiaries) arising under Section 951 of the Code with respect to any Straddle Period of the Companies and

Exhibit 10.239

the Subsidiaries to the extent that such Taxes relate to the operations of the Companies or the Subsidiaries for the Pre-Closing Straddle Period or any events or transactions, including the Company Restructuring, that occur prior to the Closing; (C) any and all Taxes of any Person imposed under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Tax Law on a Company or any of its Subsidiaries as a result of such Company or Subsidiary being a member of a consolidated, combined, affiliated, unitary or other group on or prior to the Closing Date; (D) any and all Taxes of another Person for which the Companies or the Subsidiaries are liable with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period as a transferee or successor or otherwise pursuant to any Law or pursuant to a Tax sharing or indemnity agreement, or similar agreement (other than agreements or arrangements entered into in the ordinary course of business as arm’s length commercial agreements or arrangements that do not relate primarily to Taxes, such as loan or leasing agreements); (E) any and all Taxes of the Purchaser and its Affiliates (including the Companies and their Subsidiaries) resulting from the breach by Sellers of any covenant in this Section 5.23; (F) any and all Taxes of Purchaser and its Affiliates (including the Companies and their Subsidiaries) for any Pre-Closing Tax Period or Pre-Closing Straddle Period resulting from a breach of the representations and warranties contained in Section 3.14; (G) any Transfer Taxes for which Sellers are liable pursuant to Section 5.23(c) and any non-resident capital gains Taxes imposed in connection with the transfer of the Foreign Subs Shares by AMS Seller to Foreign Sub Seller or the sale of the Interests, and (H) any reasonable out-of-pocket costs and expenses related to the items in (A) through (G) above.
(ii)    Payment by Sellers of any amount under this Section 5.23(a) shall be made no later than ten (10) days after written notice by Purchaser, which notice shall provide in reasonable detail the amount due to the relevant Tax Authority and an explanation therefor; provided that, in no event shall any payment be required to be made any earlier than five (5) days before payment is due to the relevant Tax Authority; provided, further, that in the case of a Tax that is contested in accordance with Section 5.23(e), payment of the Tax to the appropriate Tax Authority will be considered due no earlier than the date of a Determination to such effect or such other final, binding settlement with a Tax Authority.
(iii)    The indemnification obligations of Sellers under this Section 5.23(a), and the representations and warranties contained in Section 3.14, shall survive until thirty (30) days after the expiration of the applicable statute of

Exhibit 10.239

limitations; provided that such indemnification obligations or representations and warranties shall not terminate with respect to any item as to which Purchaser shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to Sellers.
(b)    Preparation of Tax Returns.
(i)    Sellers shall prepare or cause to be prepared all Tax Returns for the Companies for all taxable periods ending on or prior to the Closing Date (each, a “Seller Return”) and shall timely file or cause to be timely filed any such Seller Return that is required to be filed on or prior to the Closing Date (taking into account applicable extensions); provided that, after the Closing, if Purchaser or its Affiliates (including the Companies and their Subsidiaries) is required to file such Seller Return, subject to the provisions of this Section 5.23(b)(i), Purchaser shall cooperate in the timely filing of such Tax Return.  Each Seller Return shall be prepared on a basis consistent with the past practice of the Companies or the Subsidiaries, except to the extent otherwise required by applicable Law.  With respect to any Seller Return required to be filed after the Closing Date by Purchaser or any of its Affiliates or that otherwise solely includes the Companies or their Subsidiaries, not later than twenty (20) Business Days prior to the due date, or ten (10) Business Days in the case of a non-income Tax Return, (in each case taking into account applicable extensions) for the filing of a Seller Return, Sellers shall provide Purchaser with a copy of such Seller Return (or a pro forma portion thereof, in the case of any Seller Return that includes a Person other than the Companies or the Subsidiaries) for Purchaser’s review and comment.  If Purchaser disputes any item on such Seller Return (or pro forma portion), then Purchaser shall notify Sellers of such disputed item (or items) and the basis for the objection.  Purchaser and Sellers shall act in good faith to resolve any such dispute prior to the date on which the relevant Seller Return is required to be filed.  If Purchaser and Sellers cannot resolve any disputed item, then the item in question shall be resolved by an independent, internationally recognized accounting firm, mutually acceptable to both Purchaser and Sellers, the fees of which shall be shared based on the principles of Section 2.03(c)(iv).  If such dispute process is not completed by the due date for the applicable Seller Return (taking into account applicable extensions), such Seller Return shall be filed with only such revisions as have been agreed to by Sellers; provided that, in the case of a Seller Return that is required to be filed by Purchaser, such Seller Return shall be filed with the revisions requested by Purchaser to the extent that Purchaser reasonably determines, after consultation with the Sellers, that there is no

Exhibit 10.239

reasonable basis for the position advocated by the Sellers; provided, further, that following the resolution of any dispute, Sellers and Purchaser shall make any necessary amendments to such Seller Return.  Sellers shall pay or cause to be timely paid all Taxes shown as due on any such Seller Return.
(ii)    Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Companies and their Subsidiaries for all Straddle Periods (each, a “Straddle Return”) (taking into account applicable extensions).  Each Straddle Return shall be prepared on a basis consistent with the past practice as to tax accounting methods, elections and similar tax reporting positions of the Companies or the Subsidiaries, except to the extent otherwise required by applicable Law.  Not later than twenty (20) Business Days prior to the due date, or ten (10) Business Days in the case of a non-income Tax Return, (in each case taking into account applicable extensions) for the filing of a Straddle Return, Purchaser shall provide Sellers with a copy of such Straddle Return for its review and comment.  If Sellers dispute any item on such Straddle Return, then Sellers shall notify Purchaser of such disputed item (or items) and the basis for the objection.  Purchaser and Sellers shall act in good faith to resolve any such dispute prior to the date on which the relevant Straddle Return is required to be filed.  If Purchaser and Sellers cannot resolve any disputed item, then the item in question shall be resolved by an independent, internationally recognized accounting firm, mutually acceptable to both Purchaser and Sellers, the fees of which shall be shared based on the principles of Section 2.03(c)(iv).  If such dispute process is not completed by the due date for the applicable Straddle Return (including extensions obtained in the ordinary course), such Straddle Return shall be filed by Purchaser with only such revisions as have been agreed to by Purchaser; provided that following the resolution of any dispute Purchaser shall make any necessary amendments to such Straddle Return.  Purchaser shall timely pay or cause to be timely paid the amount of Taxes shown as due on such Tax Returns, provided that, Sellers shall pay to Purchaser, in accordance with the provisions of Section 5.23(a)(ii), the amount of Taxes that are allocable to the Pre-Closing Straddle Period pursuant to Section 5.23(b)(iii).
(iii)    For purposes of this Agreement, the apportionment of Taxes between the Pre-Closing Straddle Period and the Post-Closing Straddle Period shall be made by assuming that the Straddle Period ended on the Closing Date, except that (A) exemptions, allowances or deductions that are calculated on an annual basis and (B) Taxes (such as real or personal property Taxes) that are imposed on a periodic basis, in each case, shall be prorated on the basis of the

Exhibit 10.239

number of days in the Pre-Closing Straddle Period as compared to the number of days in the Post-Closing Straddle Period.
(iv)    If and to the extent permitted by applicable Law, the Companies and their Subsidiaries shall elect to close each taxable period on or as of the Closing Date.
(v)    All Tax sharing agreements or arrangements between the Companies and the Subsidiaries, on the one hand, and Seller and its Affiliates (other than the Companies and the Subsidiaries), on the other hand, will be terminated on or prior to Closing and no further obligations will exist with respect thereto.
(c)    Notwithstanding any other provisions of this Agreement to the contrary, all Transfer Taxes shall be borne and paid equally by Purchaser, on the one hand, and Sellers, on the other hand, when due.  The party that is legally required to file any Tax Return or other document with respect to Transfer Taxes shall timely file such Tax Return or document (and the other party shall cooperate with respect thereto).
(d)    Except as required by Law, Purchaser shall not, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned, (i) amend, or request or permit the amendment of, any Tax Return of the Companies or their Subsidiaries filed or required to be filed before the Closing Date; or (ii) apply to any Tax Authority for any binding or non-binding opinion, ruling, or other determination with respect to the Companies in relation to any act, matter, or transaction that occurred on or before the Closing Date, in the case of each of (i) and (ii), if such action would give rise to an indemnification obligation under Section 5.23(a). Purchaser and its Affiliates (including the Companies and their Subsidiaries) shall take commercially reasonable efforts not to proactively disclose to any Tax Authority any material information (in writing or otherwise) regarding the income Tax reporting position of a Company or any of its Subsidiaries in respect of a Pre-Closing Tax Period or Pre-Closing Straddle Period (i) other than as is required by applicable Law, or (ii) in response to any request or inquiry from a Tax Authority.
(e)    Tax Contests.  After the date hereof, Purchaser, on the one hand, and Sellers, on the other hand (each, the “Recipient,” and together, the “Tax Contest Parties”), shall notify the other Tax Contest Party within ten (10) Business Days of receipt by the Recipient of written notice of any tax deficiency, proposed tax adjustment, tax assessment, tax audit, tax examination or other administrative or court proceeding, suit, dispute or other claim with respect to Taxes or Tax Returns of the Companies and their Subsidiaries (each and any of the foregoing, a “Tax Contest”) which Tax Contest could reasonably be expected to affect the obligations of

Exhibit 10.239

such other Tax Contest Party, or their Affiliates, with respect to Taxes pursuant to this Agreement.  A Recipient’s failure to comply with this notice provision shall not affect such Recipient’s right to indemnification pursuant to this Agreement unless (and only to the extent that) the other Tax Contest Party is materially adversely prejudiced as a consequence of such failure. Each Tax Contest Party acknowledges and understands that, prior to the time a Recipient provides notice of a Tax Contest to the other Tax Contest Party pursuant to this Section 5.23(e), Recipient shall act in a commercially reasonable manner, and in a manner not inconsistent with the principles of this Section 5.23(e), with respect to such Tax Contest.
(i)    If a Tax Contest relates to a Pre-Closing Tax Period or a Straddle Period, Sellers may, at their expense, control the defense and settlement of such Tax Contest and Purchaser, at Purchaser’s expense and with counsel of its own choosing, shall have the right to participate fully in all aspects of the defense of such Tax Contest; provided that, (x) if the resolution of such Tax Contest could increase the Tax liability of, or reduce any Tax benefit available to, Purchaser or any of its Affiliates (including the Companies and their Subsidiaries) for any Post-Closing Straddle Period or Post-Closing Tax Period, Sellers shall (A) conduct such Tax Contest diligently and in good faith, (B) consult in good faith with Purchaser before taking any action in connection with such Tax Contest that might adversely affect Purchaser or any of its Affiliates (including the Companies and their Subsidiaries), (C) consult in good faith with Purchaser and offer Purchaser a reasonable opportunity to comment before submitting to any Governmental Authority any written materials prepared or furnished in connection with such Tax Contest, and (D) not settle, discharge, compromise, or otherwise dispose (each, a “disposition”) of such Tax Contest if such disposition would result in, or otherwise involve, shifting any receipts, revenues, income, or profits, from a Pre-Closing Tax Period or Pre-Closing Straddle Period to a Post-Closing Tax Period or Post-Closing Straddle Period or otherwise could reasonably be expected to have a material adverse consequence to Purchaser or any of its Affiliates (including the Companies and their Subsidiaries) without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and (y) if the Sellers do not assume the control of such Tax Contest, Purchaser shall be entitled to control such Tax Contest, including the settlement, discharge, compromise, or otherwise of such Tax Contest.
(ii)    Purchaser shall, at its expense, control the defense and settlement of all Tax Contests other than those described in Section 5.23(e)(i) and Sellers shall have no right to participate in the conduct of any such Tax Contest.

Exhibit 10.239

(iii)    Each Tax Contest Party shall promptly provide to the other Tax Contest Party copies of all written notices and other documents received from any Governmental Authority with respect to any Tax Contest (provided that the Tax Contest Party receiving such notice or other document may redact from such copies information not reasonably related to or necessary for determining amounts for which the other Tax Contest Party may be liable hereunder with respect to such Tax Contest).
(f)    Tax Records and Cooperation.
(i)    Each of Sellers and Purchaser shall, and shall cause its Affiliates (which for Purchaser, after the Closing Date, shall include the Companies and their Subsidiaries) to, (i) provide to the other party, on reasonable request and at such other party’s expense, any records or other information in its possession (including any books and records, workpapers, schedules, supporting entries, backups, and other documents) relating to the Companies and their Subsidiaries with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period and (ii) provide to the other party, on reasonable request and at such other party’s expense, cooperation and assistance with respect to the preparation of any Tax Return, any Tax Contest, or any other matter relating to Taxes, for any Pre-Closing Tax Period or any Pre-Closing Straddle Period.
(ii)    Sellers shall promptly notify Purchaser of any authorized extension of the statutes of limitation of or with respect to the Companies or their Subsidiaries granted by Sellers or any of their Affiliates relating to any Pre-Closing Tax Period. Purchaser shall not, and shall cause its Affiliates not to, authorize any extension or any statute of limitations that relates to the Companies and their Subsidiaries for a Pre-Closing Tax Period or a Straddle Period without the prior written consent of Seller, which such consent shall not be unreasonably withheld, conditioned or delayed.
(iii)    Without limiting Section 5.23(f)(i), upon the reasonable request of Purchaser, Sellers shall use commercially reasonable efforts to provide to purchaser documentation and information related to any research and development credits taken by or with respect to the Companies or their Subsidiaries, including prior sales history and qualified research expenditures.
(g)    Allocation of Purchase Price.  Not later than sixty (60) days after the Closing Date, Sellers shall provide to Purchaser an allocation of the Preliminary Purchase Price, which shall be consistent with the Equity Allocation, and any liabilities of the Companies

Exhibit 10.239

deemed assumed by Purchaser in connection with the transactions contemplated hereby among the assets of the Companies in a manner that complies with the requirements of the Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”).  Purchaser shall review the Allocation and inform Sellers of any disagreement with the content of the Allocation not later than thirty (30) days after receipt of the Allocation.  Sellers and Purchaser shall attempt in good faith to resolve any disagreement.  If Sellers and Purchaser are unable to reach an agreement on the content of the Allocation within sixty (60) days of the delivery of the Allocation, such disagreement shall be resolved by an independent, internationally recognized accounting firm, mutually acceptable to both Purchaser and Sellers, the fees of which shall be shared based on the principles of Section 2.03(c)(iv); provided that any determination by such accounting firm shall be consistent with the Interests Allocation.  The Allocation, as finally determined pursuant to this Section 5.23(f)(iii), shall be final, conclusive and binding on Purchaser and Sellers and each of their respective Affiliates.  Purchaser and Sellers shall each timely file Internal Revenue Service Form 8594 (Acquisition Statement under Code Section 1060) and all federal, state, local and foreign Tax Returns in accordance with the Equity Allocation and the Allocation.
(h)    No Elections.  The parties agree that no election or elections under Section 336(e) or Section 338 of the Code  (or under any similar state, local, or foreign law) shall be made by any party with respect to or in connection with any of the transactions contemplated by this Agreement.
(i)    Attribute Reduction. Purchaser and its Affiliates (including the Companies and their Subsidiaries) shall not cause or permit any Company or Subsidiary of a Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code, during the period beginning on and including the Closing Date and ending on and including the last day of the taxable year of such Company or Subsidiary for United States federal income Tax purposes that includes the Closing Date, to (i) declare or pay a dividend, or (ii) engage in any transaction outside the ordinary course of business (other than any such transaction that was subject to a binding contract or other commitment prior to Closing) if such dividend or transaction would impact the amount or character of any Seller’s gain under Section 1248 of the Code, or the amount of any Seller’s deemed-paid foreign taxes within the meaning of Section 902 of the Code that are associated with any pre-Closing dividend or such gain under Section 1248 of the Code.
(j)    Exclusivity.  Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 5.23 (and not those of Article VII), shall govern the manner in which matters relating to Taxes are conducted and resolved and liabilities for Taxes are allocated, paid and indemnified against.

Exhibit 10.239

SECTION 5.24    Ancillary Agreements.
(a)    At the Closing, each of Sellers and Purchaser shall enter into, or shall cause their respective Affiliates (as applicable) to enter into, each of the Ancillary Agreements.
(b)    Sellers shall cause each counterparty to an Ancillary Agreement (not including Purchaser, the Companies and their Affiliates) to comply with its obligations under such Ancillary Agreement.
(c)    Sellers agree that any definitive agreement providing for the sale of the Women’s Health Business shall not condition the Purchaser’s obligation to close the transactions contemplated by such agreement on the finalization of any schedules or exhibits to any of the Ancillary Agreements relating to the Women’s Health Business; provided, that such an agreement may contain a condition to close such transactions to the effect that an agreement in substantially the form of a document agreed between the parties and attached to such agreement shall be delivered at the closing thereof.
SECTION 5.25    Earnout Quarterly Reporting. During the Earnout Periods, Purchaser shall provide to Sellers’ Representative quarterly statements, providing in reasonable detail, information regarding the Net Sales achieved for the prior fiscal quarter and year to date.
SECTION 5.26    Retransfer of Assets.
(a)    If any party determines, after the Closing Date, that any of the Sellers or any of their Affiliates (or any acquirer of the Women’s Health Business) owns any assets related to the Business (other than any Excluded Asset or any asset set forth on Section 5.26 of the Disclosure Schedules), or that any assets related to the Business (other than any Excluded Asset or any asset set forth on Section 5.26 of the Disclosure Schedules) have not been transferred by the Sellers to the Companies, their Subsidiaries or Purchaser or its Subsidiaries, as applicable, then each of the Sellers shall and shall cause their Affiliates to, or shall use their reasonable best efforts to cause any acquirer of the Women’s Health Business to, transfer, assign and convey, or cause any such assets to be transferred, assigned and conveyed, to the Companies, Purchaser or their Subsidiaries, as applicable, without any consideration therefor.
(b)    If any party determines, after the Closing Date, that Purchaser or any of its Subsidiaries (including the Companies and their Subsidiaries) owns any Excluded Asset that should not have been transferred to Purchaser or any of its Subsidiaries (including the Companies and their Subsidiaries), then Purchaser shall, or shall cause its applicable Subsidiary to, as applicable, transfer, assign and convey such Excluded Asset, or shall cause such Excluded

Exhibit 10.239

Asset to be transferred, assigned and conveyed, to the Sellers or their designee without any consideration therefor.
SECTION 5.27    Delayed Contracts.
(a)    Notwithstanding anything else in this Agreement to the contrary, unless and until such consent, approval or amendment described below is no longer required or has been obtained, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer at the Closing any Contract or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person (including consents and approvals of Governmental Authorities) to assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof is required but has not been obtained as of the Closing Date (such Contract, a “Delayed Contract”); provided, to the extent not inconsistent with the terms of any Delayed Contract or applicable Law and assuming compliance by Sellers with this Section 5.27(a), the parties shall treat Purchaser as the owner thereof for Tax purposes as of the Closing Date. Upon obtaining the requisite consents or approvals, such Delayed Contract shall be transferred and assigned to Purchaser hereunder without additional consideration therefor.
(b)    In the event and to the extent that, prior to the Closing, Sellers and their Affiliates are unable to obtain a consent, approval or amendment required to assign, license, sublicense, lease, sublease, convey or transfer any Delayed Contract to Purchaser, then following the Closing, Sellers shall, and shall cause their Subsidiaries to, use commercially reasonable efforts to (i) continue to hold, and to the extent required by the terms applicable to such Delayed Contract, operate such Delayed Contract in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement, (ii) cooperate in any arrangement, reasonable and lawful as to Sellers and Purchaser, designed to provide to Purchaser or its Subsidiaries the benefits arising under such Delayed Contract, including accepting such reasonable direction as Purchaser shall request of Sellers and (iii) enforce at Purchaser’s request, or allow Purchaser and its Affiliates to enforce in a commercially reasonable manner, any rights of the applicable Seller under such Delayed Contract against the other party or parties thereto; provided, that the costs and expenses incurred by Sellers or their Affiliates at Purchaser’s request shall be borne solely by Purchaser. Sellers shall, and shall cause their Subsidiaries to, without further consideration therefor, pay and remit to Purchaser promptly all monies, rights and other consideration received in respect of such performance. Purchaser shall pay, perform and discharge fully, promptly when due, all of the obligations of Sellers or their Subsidiaries in respect of such performance, and Purchaser shall be responsible for all Assumed Liabilities related thereto and indemnify the Sellers for all Losses arising out of any actions (or omissions to act) of Sellers or any of its Subsidiaries arising out of such performance or taken at the direction of Purchaser or any of its Subsidiaries.

Exhibit 10.239

(c)    Notwithstanding anything else set forth in this Section 5.27, none of the Sellers nor any of their Subsidiaries shall be required to take any action that may, in the good faith judgment of Sellers would reasonably be expected to (i) result in a violation of any obligation which any such Seller or any such Subsidiary has to any third party or (ii) violate applicable Law.
(d)    Purchaser agrees that Sellers and their Affiliates shall not have any liability whatsoever arising out of or relating to a breach of Section 3.19(b) with respect to the failure to obtain any consents or approvals set forth on Section 3.04 of the Disclosure Schedules, provided that the failure of the Sellers to perform any of their obligations under this Section 5.27 has not been a cause of the failure to obtain any consents or approvals. .
SECTION 5.28    Shared Contracts. Following the date hereof, the parties hereto shall use their commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Contract that directly benefit both (x) the Excluded Assets and (y) the Business including those set forth on Section 5.28 of the Disclosure Schedules (each a “Shared Contract”) to enter into or to grant, any new agreements, bifurcations or consents as are reasonably necessary to permit the Companies and their Subsidiaries and the Sellers and their Affiliates, as applicable, to, on an independent basis following the Closing, derive those benefits, and to assume any obligations and economic burdens related to such benefits, as each such Person derives from such Shared Contract immediately prior to the Closing. If, on the Closing Date, any such third party agreement or consent is not obtained, the Sellers and Purchaser shall, and Purchaser shall cause the Companies and their Subsidiaries to, (a) continue to use commercially reasonable efforts to enter into or to grant, and to cause each third party counterparty to a Shared Contract to enter into or to grant, any such new agreements, bifurcations or consents and (b) cooperate reasonably following the Closing in a mutually acceptable arrangement under which the Companies and their Subsidiaries and the Sellers and their Affiliates, as applicable, would, where commercially reasonable and in compliance with applicable Law, obtain the appropriate benefits and assume the related obligations and bear the related economic burdens in respect of the Shared Contracts, including by means of subcontracting, sublicensing or subleasing arrangements, or enforcement by the party to such Shared Contract for the benefit (and at the expense) of each Company or any of their Subsidiaries, or each Seller or any or their Affiliates (as applicable) that is an intended beneficiary thereof pursuant to this Section 5.28.
SECTION 5.29    Notice of Developments.
(a)    Prior to the Closing, the Sellers shall promptly notify Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the

Exhibit 10.239

Sellers in this Agreement or which could have the effect of making any representation or warranty of the Sellers in this Agreement untrue or incorrect in any respect and (b) all other material developments affecting the assets, Liabilities, Intellectual Property, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Business, the Companies or any Subsidiaries.
(b)    For purposes of this Agreement, the failure to comply in all material respects with the provisions of this Section 5.29 shall not result in the failure of the condition set forth in Section 6.02(b) to be satisfied.

SECTION 5.30    Schedules and Exhibits to Certain Ancillary Agreements. The parties hereto acknowledge that the schedules and exhibits that are or are to be attached to the forms of the Ancillary Agreements specified in Section 5.30 of the Disclosure Schedules (but not the forms of Ancillary Agreements themselves) are subject to modification between the date hereof and the Closing Date to the extent agreed by the parties in order to provide for greater detail or specificity regarding the subject matter thereof. The parties agree to negotiate in good faith any such modifications to such schedules and exhibits prior to the Closing Date, which efforts to negotiate in good faith shall include making available appropriately knowledgeable and duly authorized employees and Representatives, whether by (at the counterparty’s election) telephonic or in-person meetings reasonably promptly after the request of the counterparty and for such duration as shall be reasonably commensurate with the counterparty’s request.  For the avoidance of doubt, Purchaser and Sellers agree that reaching agreement on the modifications described in this Section 5.30 to the schedules and exhibits that are to be attached to the Ancillary Agreements is not a condition to the obligations of the parties to effect the Closing; provided that the foregoing shall not diminish in any way the obligations of the parties contained in the immediately preceding sentence of this Section 5.30.

SECTION 5.31    IP Docket; Assignment Documents.
(a)    Prior to the Closing, Sellers shall provide Purchaser with a schedule that lists all of the filing actions, registration, maintenance, annuity and renewal fees, and corresponding due dates, needed to be taken, met or paid during the ninety (90) day period following the Closing in order to prosecute or maintain the Company Intellectual Property owned by any of the Companies, the Sellers or their Affiliates. Upon the written request of Purchaser, the Sellers shall promptly deliver to Purchaser (but no later than ten (10) Business Days after the receipt of such request) any information and documents in its possession, including all electronically stored information and documents, necessary for Purchaser to maintain continuity of prosecution of, and to make any payments due with respect to, the

Exhibit 10.239

Company Intellectual Property within such period, to the extent not already in the possession of the Companies or their Subsidiaries as of the Closing Date.
(b)    On or prior to the Closing, Sellers hereby agree, at their sole expense, to obtain the release of any third-party security interest in any of the Company Intellectual Property, and as soon as reasonably practicable following the Closing, shall file with applicable Governmental Authorities documents to record such release as to any registered Company Intellectual Property. Sellers shall provide copies thereof to Purchaser to the extent such documents are not already in the possession of the Companies or their Subsidiaries as of the Closing Date.
SECTION 5.32    Transitional Trademark and Domain Name Rights.
(a)    Transitional Purchaser Rights.
(i)    Except as expressly provided in this Agreement or any Ancillary Agreement, it is expressly agreed that Purchaser, as of Closing, does not have under this Agreement or any Ancillary Agreement any right, title or interest (whether express or implied) in, to or under the Trademark registrations and Trademark applications listed on Section 5.32(a)(i) of the Disclosure Schedules (the “Seller Trademarks”).
(ii)    Purchaser will have a limited right to utilize the Seller Trademarks following the Closing solely in the manner and solely for the administration of the Business as conducted immediately prior to the Closing Date until the date that is ninety (90) days following the Closing Date. Following such ninety (90) day period, Purchaser shall destroy, or remove, strike over, cover over or otherwise eliminate all Seller Trademarks from all materials displaying the Seller Trademarks in its possession.
(iii)    Any and all goodwill arising from or in connection with the use of the Seller Trademarks and Seller Domain Names by Purchaser shall inure to the benefit of Seller.  Purchaser shall indemnify and hold harmless Seller from and against any and all Losses arising from Purchaser’s use of the Seller Trademarks.
(b)    Transitional Sellers Rights.
(i)    Except as expressly provided in this Agreement or any Ancillary Agreement, it is expressly agreed that Sellers, as of Closing, do not have under this Agreement or any Ancillary Agreement any right, title or interest

Exhibit 10.239

(whether express or implied) in, to or under the Trademark registrations and Trademark applications listed on Section 5.32(b)(i) of the Disclosure Schedules (the “Purchaser Trademarks”).
(ii)    Sellers will have a limited right to utilize the Purchaser Trademarks following the Closing solely in the manner and solely for the administration of the Women’s Health Business as conducted immediately prior to the Closing Date until the date that is ninety (90) days following the Closing Date. Following such ninety (90) day period, Sellers shall destroy, or remove, strike over, cover over or otherwise eliminate all Purchaser Trademarks from all materials displaying the Purchaser Trademarks in its possession.
(iii)    After the Closing, and no later than three hundred sixty-five (365) days after the date hereof (the “Transition Period”), Sellers and their Affiliates shall have a limited right to utilize the Domain Names set forth on Section 5.32(b)(iii) of the Disclosure Schedules (the “Transitional Domain Names”) solely in the manner and solely for the administration of the Women’s Health Business. At the conclusion of the Transition Period, neither party hereto shall use the Transitional Domain Names. During the Transition Period, Sellers and their Affiliates shall ensure that the web pages accessible through the Transitional Domain Names shall display a notice, in a format reasonably acceptable to the parties hereto, that the Women’s Health Business is no longer affiliated with the Transitional Domain Names, and will redirect users via another identified domain name to the web pages.
(iv)    Any and all goodwill arising from or in connection with the use of the Purchaser Trademarks and Purchaser Domain Names by Sellers shall inure to the benefit of Purchaser.  Sellers shall indemnify and hold harmless Purchaser from and against any and all Losses arising from Sellers’ use of the Purchaser Trademarks and Transitional Domain Names.
SECTION 5.33    Additional Financial Information.
(a)    Prior to Closing, Sellers shall furnish to Purchaser a copy of an unaudited consolidated balance sheet of the Business as of December 31, 2014 and the related consolidated statement of operations, consolidated statement of changes in members’ equity and consolidated statement of cash flows for the fiscal year then ended, in each case, prepared from the books and records of the Companies and their Subsidiaries in accordance with GAAP and the Accounting Principles.

Exhibit 10.239

(b)    No later than thirty (30) calendar days after the Closing, Sellers shall furnish to Purchaser a copy of an unaudited consolidated balance sheet of the Business as of the Closing Time, prepared in accordance with GAAP and the Accounting Principles. From and after the Closing, Purchaser shall provide reasonable cooperation with respect thereto.
ARTICLE VI
CONDITIONS TO CLOSING
SECTION 6.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    The filings of Purchaser and Sellers pursuant to the HSR Act and Foreign Antitrust Laws, as set forth on Section 6.01(a) of the Disclosure Schedules, shall have been made and (i) the clearances, approvals and consents required to be obtained under applicable Antitrust Laws, as set forth on Section 6.01(a) of the Disclosure Schedules, shall have been obtained and (ii) the applicable waiting period and any extensions thereof shall have expired or been terminated and any agreement related to the HSR Act and Foreign Antitrust Laws, as set forth on Section 6.01(a) of the Disclosure Schedules, with any Governmental Authority not to close the transaction shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.
SECTION 6.02    Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Purchaser’s waiver, at or prior to the Closing, of each of the following conditions:
(a)    All representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 3.03, clauses (a) and (b) and the last sentence of clause (d) of Section 3.05, Section 3.06(b), the first sentence of Section 3.17(e) and Section 3.28 of this Agreement (the “Fundamental Representations”) and in Section 3.10(a) shall be true and correct as of the Closing Date as though made at and as of such date, except for any such representations and warranties that are by their terms given only as of a specific date. All representations and warranties of Sellers other than the Fundamental Representations and the representations in Section 3.10(a) (disregarding all qualifications set forth therein relating to “materiality” or Material Adverse Effect) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties

Exhibit 10.239

that address matters only as of a specified date, which shall be true and correct as though made at and as of such date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
(b)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Sellers, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) has been satisfied.
(d)    Since the date of this Agreement, there shall not have occurred any event, occurrence, development, state of facts, effect, condition or change that, individually or in the aggregate, has had a Material Adverse Effect.
(e)    Sellers or their Affiliates shall have entered into each of the Ancillary Agreements.
(f)    The Company Restructuring shall have been completed.
SECTION 6.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(a)    All representations and warranties of Purchaser contained in Section 4.01, Section 4.02, Section 4.03, Section 4.07 and Section 4.08 of this Agreement (the “Purchaser Fundamental Representations”) shall be true and correct in all respects as of the Closing Date as though given on and as of such date, except for any such representations and warranties that are by their terms given only as of a specific date. All representations and warranties of Purchaser other than the Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not materially impede or materially delay Purchaser’s ability to consummate the transactions contemplated hereby.
(b)    Purchaser shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

Exhibit 10.239

(c)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) has been satisfied.
(d)    Purchaser or its Affiliates shall have entered into each of the Ancillary Agreements.
ARTICLE VII
INDEMNIFICATION
SECTION 7.01    Survival. The representations and warranties contained in Article III (other than those referenced in clauses (a) and (b) to the proviso to this sentence) and Article IV of this Agreement shall survive the Closing and shall continue in full force and effect for a period from the date hereof until the General Survival Date; provided that (a) the Fundamental Representations shall survive the Closing and shall continue in full force and effect indefinitely and (b) the representations and warranties contained in Section 3.14 shall survive as set forth in Section 5.23(a)(iii). The covenants and agreements contained herein shall survive the Closing in accordance with their respective terms or if no term is specified shall survive the Closing until the General Survival Date (other than the covenants and agreements in Section 5.01 and Section 5.07 which shall survive the Closing until the General Survival Date and the covenants and agreements in Section 5.23 which shall survive as set forth in Section 5.23(a)(iii)). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.
SECTION 7.02    Indemnification by Sellers. Subject to the other terms and conditions of this Article VII, from and after the Closing, Sellers shall jointly and severally indemnify Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) against, and shall hold any Purchaser Indemnified Party harmless from and against, any and all Losses actually suffered or incurred by them based upon, arising out of, with respect to or by reason of:
(a)    any breach of any of the representations or warranties of Sellers contained in this Agreement other than those contained in Section 3.14 (Taxes) and indemnified against pursuant to Section 5.23(a), provided that such representations or warranties (other than the representations and warranties set forth in Section 3.10(a)) shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material” or “Material Adverse Effect”) set forth therein;

Exhibit 10.239

(b)    the Excluded Liabilities; or
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement.
SECTION 7.03    Indemnification by Purchaser. Subject to the other terms and conditions of this Article VII, Purchaser shall indemnify Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) against, and shall hold any Seller Indemnified Party harmless from and against, any and all Losses actually suffered or incurred by them based upon, arising out of, with respect to or by reason of:
(a)    any breach of any of the representations or warranties of Purchaser contained in this Agreement, provided that such representations or warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” (including the word “material”) set forth therein;
(b)    the Assumed Liabilities; or
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement;
except in the case of clause (b) for Losses with respect to which Sellers are required to indemnify the Purchaser Indemnified Parties in Section 7.02 (disregarding the limitations set forth in Section 7.04), and items (if any) for which Sellers or their Affiliates have agreed to indemnify any of the Purchaser Indemnified Parties under the Ancillary Agreements.
SECTION 7.04    Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $10,000,000 (the “Deductible”), after which the Indemnifying Party shall only be required to pay or be liable for Losses in excess of $5,000,000. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $200,000 (which Losses shall not be counted toward the Deductible);

Exhibit 10.239

(b)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, shall not exceed seven percent (7%) of the Final Purchase Price;
(c)    Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or the Companies) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement;
(d)    In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit resulting from such Loss realizable by the Indemnified Party or its Affiliates;
(e)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, exemplary, special, loss of business reputation or opportunity or diminution in value damages relating to the breach or alleged breach of this Agreement, or any Losses that are consequential or indirect in nature and are not the reasonably foreseeable result of a breach or alleged breach by the Indemnifying Party of this Agreement (except, in each case, any such indemnifiable Losses that are recovered by a third party in connection with a Third-Party Claim).
(f)    Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss;
(g)    Notwithstanding any provision herein to the contrary, no indemnity may be sought hereunder in respect of any Losses to the extent such Liability (A) is reflected in calculations of the Estimated Cash, Estimated Indebtedness, Estimated Other Adjustments and Estimated Net Working Capital (as the same may be adjusted pursuant to Section 2.03) or (B) was taken into account in determining the Net Adjustment Amount;
(h)    The indemnification provisions of this Agreement (i) shall be the sole and exclusive remedy (other than under the Seller Parent Guaranty or for injunctive relief or specific performance as contemplated by Section 9.12 or claims for actual fraud) following the Closing with respect to any breach or non-fulfillment of any representation, warranty, agreement, covenant or any other obligation contained in this Agreement, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise and (iii) are intended to be comprehensive and not to be limited by any requirements of Law concerning

Exhibit 10.239

prominence of language or waiver of any legal right under any Law (including rights under any workers compensation statute or similar statute conferring immunity from suit). Without limiting the generality of this Section 7.04, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement. Each of the parties hereto expressly waives all rights under California Civil Code § 1542 (and any similar, comparable, or equivalent law of any state or territory of the United States, or principle of common law) as to all released claims. California Civil Code § 1542 provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The parties hereto intend for the terms of Section 7.04(h) to apply to any claims covered by the scope described therein and herein, including those claims which they do not presently known to exist at this time. The parties hereto understand that, except for the representations and warranties expressly set forth in Article III, the facts upon which they have based their respective decisions to enter into this Agreement may hereafter prove to be different from the facts now known or believed by them, and they hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts.
SECTION 7.05    Indemnification Procedures. The provisions of this Section 7.05 shall apply in accordance with their terms except in the case of any Tax Contest or any other matter relating to Taxes or Tax Returns, which shall be governed exclusively by Section 5.23.
(a)    Third-Party Claims.
(i)    If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party may be obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

Exhibit 10.239

(ii)    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third-Party Claim, then the Indemnifying Party shall be entitled to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel if the Indemnifying Party gives notice of its intention to do so to the Indemnified Party within five (5) Business Days of the receipt of notice from the Indemnified Party of such Third-Party Claim; provided that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall cooperate in good faith in such defense.
(iii)    In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. Subject to Section 7.05(a)(ii), the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.
(iv)    If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in Section 7.05(a)(ii), the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the confidentiality provisions of this Agreement) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

Exhibit 10.239

(b)    Settlement of Third-Party Claims. The Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 60 days after its receipt of such notice to respond in writing to such Direct Claim. During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Exhibit 10.239

SECTION 7.06    Adjustments to Losses. (a) In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(b)    In calculating the amount of any Loss for which either party is entitled to indemnification hereunder, to the extent such Loss is otherwise recovered by a party pursuant to other terms of this Agreement or any Ancillary Agreement, it shall be deducted from the amount owed in order to prevent the same amount from being paid more than once.
SECTION 7.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.
ARTICLE VIII
TERMINATION
SECTION 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by Purchaser, effective upon written notice to Sellers, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Sellers or the Companies which has rendered the satisfaction of any conditions set forth in Section 6.01 or Section 6.02 impossible, such violation or breach has not been waived by Purchaser, and the breach, if curable, has not been cured within 30 days following Purchaser’s written notice of such breach;
(b)    by Sellers, effective upon written notice to Purchaser, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Purchaser which has rendered the satisfaction of any conditions set forth in Section 6.01 or Section 6.03 impossible, such violation or breach has not been waived by Sellers, and the breach, if curable, has not been cured within 30 days following Sellers’ or the Companies’ written notice of such breach;

Exhibit 10.239

(c)    by Sellers or Purchaser, effective upon written notice, if the Closing shall not have occurred by December 31, 2015 (the “Outside Date”); provided, that if on the Outside Date the conditions to Closing set forth in Section 6.01(a) shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of the condition to Closing set forth in such sections, then the Sellers or Purchaser shall have the right to extend the Outside Date an additional 90 days by notifying the other party in writing of such election before the Outside Date; provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been a principal cause of, or shall have otherwise resulted in, the failure of the Closing to occur on or prior to such date; provided further that, if the Outside Date falls within the Extension Period set forth in Section 2.05, the Outside Date shall be automatically extended to the last day of the Extension Period;
(d)    by Purchaser or Sellers, effective upon written notice, if there shall be in effect a final, non-appealable order of a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated by this Agreement; provided, that the terminating party shall have fulfilled its obligations contained in Section 5.08 prior to exercising its right to termination under this Section 8.01(d); or
(e)    by the mutual written consent of Sellers and Purchaser.
SECTION 8.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article VIII and Article IX and any confidentiality provisions of this Agreement; and
(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01    Expenses. Except as otherwise expressly provided herein (including Section 5.23 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Exhibit 10.239

SECTION 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
If to any of the Sellers, the Sellers’ Representative or, prior to the Closing, the Companies:
Endo Health Solutions Inc.
1400 Atwater Drive
Malvern, Pennsylvania
Attention:    Caroline Manogue
Facsimile:    (610) 884-7159
with copies (which shall not constitute notice) to:
(1) at any time prior to the Closing,

American Medical Systems Holdings, Inc.
10700 Bren Road W.
Minnetonka, Minnesota 55343
Attention:    Susan Thompson
Facsimile:    (952) 930-5730
and
(2) at any time,

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York, 10036
Attention:    Eileen T. Nugent
        Brandon Van Dyke
Facsimile:    (212) 735-2000

Exhibit 10.239

If to Purchaser or, following the Closing, the Companies:
Boston Scientific Corporation
300 Boston Scientific Way
Marlborough Massachusetts 01752
Attention:    Chief Financial Officer
Facsimile    (508) 683-4410

with a copy (which shall not constitute notice) to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022-6069
Attention:    Clare O’Brien
Facsimile:    (646) 848-8966
SECTION 9.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) the terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
SECTION 9.04    Joint and Several Liability. Sellers will be jointly and severally liable for any sum due under this Agreement from any Seller, including for any damages recoverable as a result of any failure of any Sellers fully to perform any of its obligations under this Agreement.
SECTION 9.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Exhibit 10.239

SECTION 9.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
SECTION 9.07    Entire Agreement. This Agreement, together with all exhibits and schedules hereto, the Disclosure Schedules, the Seller Parent Guaranty and the Confidentiality Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.
SECTION 9.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of Purchaser without the consent of the Sellers so long as, in the case of an assignment to an Affiliate not domiciled or organized in the United States, such assignment shall not result in any incremental Taxes of the relevant Seller as compared to if the sale of the Interests of such Company had been made to an Affiliate domiciled or organized in the United States. No assignment shall relieve the assigning party of any of its obligations hereunder.
SECTION 9.09    Third-Party Beneficiaries. Except as provided in Section 5.04 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 9.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right,

Exhibit 10.239

remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
SECTION 9.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED

Exhibit 10.239

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11(c).
SECTION 9.12    Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
SECTION 9.13    Counterparts. This Agreement, the Seller Parent Guaranty and the Ancillary Agreements may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement, the Seller Parent Guaranty and the Ancillary Agreements delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy thereof.
SECTION 9.14    Sellers’ Representative.
(a)    Foreign Sub Seller is hereby constituted to act as the agent, proxy, attorney-in-fact and representative for each of the Sellers and their successors and assigns for all purposes under this Agreement, the Seller Parent Guaranty and the Ancillary Agreements (the “Sellers’ Representative”), and the Sellers’ Representative, by its signature below, agrees to serve in such capacity.
(b)    Effective immediately prior to the Closing, in its capacity as Sellers’ Representative, the Sellers’ Representative shall have the power and authority to take such actions on behalf of each of the Sellers as the Sellers’ Representative, in its sole judgment, may deem to be in the best interests of such Persons or otherwise appropriate on all matters related to or arising from this Agreement, the Seller Parent Guaranty and the Ancillary Agreements. Such powers shall include:
(i)    executing and delivering any and all supplements, amendments, waivers or modifications to this Agreement and all certificates,

Exhibit 10.239

consents and other documents contemplated by this Agreement, the Seller Parent Guaranty and the Ancillary Agreements as may be necessary or appropriate to effect the Sale and the other transactions contemplated hereby and thereby;
(ii)    giving and receiving notices and other communications relating to this Agreement, the Seller Parent Guaranty and the Ancillary Agreements and the transactions contemplated hereby and thereby;
(iii)    taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement, the Seller Parent Guaranty and the Ancillary Agreements and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement, the Seller Parent Guaranty and the Ancillary Agreements;
(iv)    engaging attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate, in the sole discretion of the Sellers’ Representative in the performance of its duties under this Agreement, the Seller Parent Guaranty and the Ancillary Agreements; and
(v)    taking all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.
SECTION 9.15    Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby. This Section 9.15 is subject in all respects to the Seller Parent Guaranty.
[SIGNATURE PAGE FOLLOWS]

Exhibit 10.239

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AMERICAN MEDICAL SYSTEMS HOLDINGS, INC.

By:	/s/ Camille Farhat
Name: Camille Farhat
Title: President

ENDO HEALTH SOLUTIONS INC.

By:	/s/ Rajiv de Silva
Name: Rajiv de Silva
Title: President and CEO

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Daniel J. Brennan
Name: Daniel J. Brennan
Title: Executive Vice President and
Chief Financial Officer